As filed with the Securities and Exchange Commission on August 11, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Onconetix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	2834	83-2262816
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

201 E. Fifth Street, Suite 1900
Cincinnati, Ohio 45202
Telephone: (513) 620-4101
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David A. White
Chief Executive Officer
201 E. Fifth Street, Suite 1900
Cincinnati, Ohio 45202
Telephone: (513) 620-4101
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Dennis O’Rourke, Esq.
Brian Daughney, Esq.
Moritt Hock & Hamroff LLP
400 Garden City Plaza, 2nd Floor
Garden City, NY 11530
Phone: (516) 873-2000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholder named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION	DATED [●]

100,000,000 Shares of Common Stock

This prospectus relates to the resale by the Selling Stockholders of up to 100,000,000 shares of common stock of Onconetix, Inc. (“we,” “us,” “our,” the “Company,” or “Onconetix”), par value $0.00001 per share (the “Common Stock”), by the Selling Stockholders listed in this prospectus or their permitted transferees (the “Selling Stockholders”). The shares of Common Stock registered for resale pursuant to this prospectus consist of up to 100,000,000 shares of Common Stock. Assuming all 100,000,000 shares of Common Stock were issued, this would represent 2,532% of the aggregate number of shares of Common Stock outstanding as of August 10, 2026. The shares registered hereby are issuable only upon conversion of a portion of the 37,812 shares of Series F preferred stock (the “Series F Preferred Stock”) issued to investors in a private placement transaction that closed on July 29, 2026 and are subject to the limitations contained in the Series F Certificate of Designations, including the Nasdaq Exchange Cap (until stockholder approval is obtained) and the applicable beneficial ownership limitations. As a result of these conversion limitations, we currently could only issue 789,426 shares of Common Stock upon conversion of the Series F Preferred Stock. We are registering for resale by the Selling Stockholders up to 100,000,000 shares of Common Stock issuable upon conversion of a portion of the Series F Preferred Stock.

The Series F Preferred Stock is convertible into shares of Common Stock at an initial conversion price of $0.9767 per share, subject to adjustment as provided in the Series F Certificate of Designations which is filed as an Exhibit of the registration statement of which this prospectus forms a part.

We are registering the above-referenced shares of Common Stock on behalf of the Selling Stockholders, to be offered and sold by them from time to time. We are not selling any securities under this prospectus. We will not receive any proceeds from the sale of any shares of Common Stock by the Selling Stockholders pursuant to this prospectus.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “ONCO.” The last reported sale price of our Common Stock on The Nasdaq Capital Market on August 11, 2026 was $0.9682 per share. We recommend that you obtain current market quotations for our Common Stock prior to making an investment decision.

The Selling Stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Our registration of the shares of Common Stock covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the shares. The Company will pay all of the registration expenses incurred in connection with the registration of the shares. We will not pay any of the selling commissions, brokerage fees and related expenses.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution” on page 48 of this prospectus.

Investing in our Common Stock involves certain risks. See “Risk Factors” on page 12 of this prospectus, included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. We urge you to read the entire prospectus, any amendments or supplements, any free writing prospectuses, and any documents incorporated by reference carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [●]

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process for the delayed or continuous offering and sale of securities pursuant to Rule 415 under the Securities Act. This prospectus generally describes Onconetix, Inc. and our Common Stock. The Selling Stockholders may use the shelf registration statement to sell up to an aggregate of up to 100,000,000 shares of our Common Stock from time to time through any means described in the section entitled “Plan of Distribution.” Our registration of the securities covered by this prospectus does not mean that the Seller Shareholder will issue, offer or sell, as applicable, any of the securities registered hereunder. Under the registration statement of which this prospectus forms a part, the Selling Stockholders may, from time to time, sell the securities offered by it described in this prospectus.

We will not receive proceeds from the sale of any shares of Common Stock by the holders of the Series F Preferred Stock which they may sell from time to time pursuant to this Prospectus. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of shares pursuant to this prospectus. The shares of Series F Preferred Stock were issued by us to the Selling Stockholders in a private placement (“July 2026 PIPE Offering”) for an aggregate purchase price of $30,249,600, which was satisfied in part in cash and in part by the cancellation of certain commitment fees which we owed to the lead investor under the Common Stock Purchase Agreement (the “July 2026 ELOC Purchase Agreement”).

Our Common Stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”). Pursuant to Nasdaq Listing Rule 5635(d), absent shareholder approval or an applicable exception, Nasdaq generally requires shareholder approval before a listed company may issue securities in a private placement equal to 20% or more of its outstanding Common Stock or voting power at a price below the Nasdaq Minimum Price (as defined in the Nasdaq Listing Rules). Although the initial conversion price of the Series F Preferred Stock satisfied the Nasdaq Minimum Price requirement, the Series F Preferred Stock is convertible at a variable conversion price, subject to a floor price. Accordingly, until shareholder approval is obtained, the Series F Certificate of Designations limits the number of shares of Common Stock that may be issued upon conversion of the Series F Preferred Stock in order to comply with Nasdaq Listing Rule 5635(d). In addition, the Series F Certificate of Designations provides that a holder may not convert any portion of the Series F Preferred Stock to the extent that, after giving effect to such conversion, the holder (together with its affiliates) would beneficially own more than 4.99% of the Company’s outstanding Common Stock, subject to the holder’s right to increase such limitation to not more than 9.99% upon prior notice to the Company.

We intend to seek shareholder approval to permit the issuance of additional shares of Common Stock upon conversion of the remaining outstanding Series F Preferred Stock in accordance with Nasdaq Listing Rule 5635(d).

We and the Selling Stockholders, as applicable, may deliver a prospectus supplement with this prospectus, to the extent appropriate, to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

No offer of these securities will be made in any jurisdiction where the offer is not permitted.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise indicates, references in this prospectus to “we,” “our” and “us” refer, collectively, to Onconetix, Inc., a Delaware corporation.

Unless otherwise indicated, all share amounts and per share amounts disclosed herein are presented on a post-split basis, giving effect to the one-for-five (1:5) reverse stock split effected on March 25, 2026 and the subsequent one-for-ten (1:10) reverse stock split effected on May 21, 2026 (collectively, the “Reverse Stock Splits”). All share and per share amounts have been retroactively adjusted to reflect the Reverse Stock Splits for all periods presented. Any financial statements incorporated by reference into this prospectus that were filed prior to the Reverse Stock Splits present shares and per share amounts on a pre-split basis.

The table below sets forth the impact of the Reverse Stock Split on the Company’s net loss per common share: basic and diluted; weighted average common shares outstanding - basic and diluted; and shares issued and outstanding, for the years ended December 31, 2025 and 2024, the three months ended March 31, 2026 and 2025.

	POST SPLIT		POST SPLIT
	YEAR ENDED DECEMBER 31,		THREE MONTHS ENDED MARCH 31,
	2025	2024	2026	2025

Net loss applicable to common stockholders	$(15,530,937)	$(58,897,427)	$(4,214,875)	$(9,715,976)
Net loss per common share – basic and diluted	$(828.14)	$(91,169.67)	$(67.06)	$(2,272.47)
Weighted average common shares outstanding – basic and diluted	18,754	646	62,853	4,276

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, and that involve significant risks and uncertainties. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Forward-looking statements are subject to a number of risks, uncertainties and assumptions in other documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

Important factors that could cause such differences include, but are not limited to:

●	our projected financial position and estimated cash burn rate;

●	our estimates regarding expenses, future revenues and capital requirements;

●	our ability to continue as a going concern;

●	our need to raise substantial additional capital to fund our operations;

●	our ability to commercialize or monetize Proclarix and integrate the assets and commercial operations acquired in the share exchange with Proteomedix AG (“Proteomedix”);

●	our reliance on third parties, including Laboratory Corporation of America (“LabCorp”), to develop, market, distribute and sell Proclarix;

●	the successful development of our commercialization capabilities, including sales and marketing capabilities;

●	our ability to maintain the necessary regulatory approvals to market and commercialize our product;

●	the results of market research conducted by us or others;

●	our ability to obtain and maintain intellectual property protection for our current products;

●	our ability to protect our intellectual property rights and the potential for us to incur substantial costs from lawsuits to enforce or protect our intellectual property rights;

●	the possibility that a third party may claim we or our third-party licensors have infringed, misappropriated, or otherwise violated their intellectual property rights and that we may incur substantial costs and be required to devote substantial time defending against claims against us;

●	our reliance on third parties, including manufacturers and logistics companies;

●	the success of competing therapies or diagnostics and products that are or become available;

●	our ability to successfully compete against current and future competitors;

●	our ability to expand our organization to accommodate potential growth and our ability to attract, motivate and retain key personnel;

●	the potential for us to incur substantial costs resulting from product liability lawsuits against us and the potential for these product liability lawsuits to cause us to limit our commercialization of our products;

●	market acceptance of our products, the size and growth of the potential markets for our current products, and our ability to serve those markets;

●	disruptions in the business of the Company or Proteomedix, which could have an adverse effect on their respective businesses and financial results; and
●	our ability to consummate the transaction on a timely basis as contemplated by the Share Exchange Agreement with Realbotix, LLC (“Realbotix” and the “Share Exchange Agreement” and the transactions contemplated therein, the “Realbotix Transaction”) and the anticipated benefits of the Realbotix Transaction.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

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PROSPECTUS SUMMARY

The SEC allows us to “incorporate by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede the information disclosed in this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our company, our Common Stock and our financial statements and notes to those statements included in this prospectus.

Our Company

We are a commercial stage biotechnology company focused on the research, development, and commercialization of innovative solutions for oncology. Through our acquisition of Proteomedix, which closed on December 15, 2023, we own Proclarix, an in vitro diagnostic test for prostate cancer originally developed by Proteomedix and approved for sale in the European Union under the In Vitro Diagnostic Regulation (“IVDR”), which we anticipate will be marketed in the U.S. as a lab developed test through our license agreement with LabCorp.

Since our inception in October 2018 until April 2023, when we acquired ENTADFI, we devoted substantially all of our resources to performing research and development, undertaking preclinical studies and enabling manufacturing activities in support of our product development efforts, hiring personnel, acquiring and developing our technology and now halted vaccine candidates, organizing and staffing our company, performing business planning, establishing our intellectual property portfolio and raising capital to support and expand such activities.

ENTADFI is an FDA-approved, once daily pill that combines finasteride and tadalafil for the treatment of BPH, a disorder of the prostate. However, in light of (i) the time and resources needed to continue pursuing commercialization of ENTADFI, and (ii) the Company’s cash runway and indebtedness, the Company abandoned commercialization of ENTADFI and no longer holds remaining inventory of the product as of December 31, 2025. In addition, as part of cost reduction efforts and in connection with our initial pause in commercializing ENTADFI, we terminated three employees involved with the ENTADFI program, effective April 30, 2024, with such individuals to continue assisting the Company on an as-needed, consulting basis. Based on the circumstances surrounding ENTADFI, at June 30, 2024, the ENTADFI assets were fully impaired. Additional information regarding the impairment is included in Note 4 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which is incorporated by reference into this prospectus.

Proclarix is an easy-to-use next generation protein-based blood test that can be done with the same sample as a patient’s regular Prostate-Specific Antigen (“PSA”) test. The PSA test is a well-established prostate specific marker that measures the concentration of PSA molecules in a blood sample. A high level of PSA can be a sign of prostate cancer. However, PSA levels can also be elevated for many other reasons including infections, prostate stimulation, vigorous exercise or even certain medications. PSA results can be confusing for many patients and even physicians. It is estimated over 50% of biopsies with elevated PSA are negative or clinically insignificant resulting in an overdiagnosis and overtreatment that impacts the physician’s routine, our healthcare system, and the quality of patients’ lives. Approximately 10% of all men have elevated PSA levels., commonly referred to as the diagnostic “grey zone”, of which only 20 - 40% present clinically with cancer. Proclarix is intended for use in diagnosing these patients where it is difficult to decide if a biopsy is necessary to verify a potential clinically significant cancer diagnosis. Proclarix helps doctors and patients with unclear PSA test results through the use of our proprietary Proclarix Risk Score which delivers clear and immediate diagnostic support for further treatment decisions. No additional intervention is required, and results are available quickly. Local diagnostic laboratories can integrate this multiparametric test into their current workflow because Proclarix assays use the enzyme-linked immunosorbent assay (ELISA) standard, which most diagnostic laboratories are already equipped to process.

There were two new peer-reviewed scientific publications published in the first quarter of 2026 on the clinical utility of Proclarix. The first paper, by Schiess et al., has been accepted for publication in BMC Cancer, an open-access oncology research journal. The study evaluated Proclarix in a cohort of 371 men and ruled out clinically insignificant or absent prostate cancer while maintaining a low risk of missing csPCa. Proclarix was subsequently shown to significantly reduce overdiagnosis and unnecessary biopsies, outperforming both %fPSA and the ERSPC risk calculator. The second paper, by Athanasiou et al., has been published in the journal Cancers (2026, 18, 1348-62). In a cohort of 132 men under active surveillance, the study demonstrated the prognostic value of Proclarix® and its risk score in predicting the transition of patients from active surveillance to active treatment.

Proclarix is CE-marked and for sale in Europe. In the United Kingdom, as of March 31, 2026, Proclarix is now offered by a patient organization as an additional option within a screening initiative for early identification of prostate cancer and approximately 100 Proclarix tests were carried out within this initiative as of March 31, 2026.

We continue our sales efforts and expect growing revenues from sales of Proclarix in 2026 and beyond. We anticipate these sales to offset some expenses relating to commercial scale up and development, we expect our expenses also to increase in connection with our ongoing activities, as we:

●	commercialize Proclarix;

●	hire additional personnel;

●	operate as a public company;

●	obtain, maintain, expand, and protect our intellectual property portfolio; and

●	perform product validation studies in connection with a license agreement.

As of March 31, 2026, Proteomedix has initiated a PRIME study, a multi-center clinical validation study conducted in collaboration with Labcorp to evaluate Proclarix in the U.S. market and across various ethnicities. The first participants have been enrolled and the study is designed to ultimately include up to 500 men.

We rely and will continue to rely on third parties for the manufacturing of Proclarix. We have no internal manufacturing capabilities, and we will continue to rely on third parties, of which the main suppliers are single-source suppliers, for commercial product.

We do not have any products approved for sale, aside from Proclarix. We have abandoned commercialization of ENTADFI and have destroyed our inventory of the product.

To date, we have financed our operations primarily with proceeds from our sale of preferred securities to seed investors, the initial public offering (“IPO”), and subsequent offerings of debt and equity securities. We will continue to require significant additional capital to commercialize Proclarix, and to fund operations for the foreseeable future. Accordingly, until such time as we can generate significant revenue, if ever, we expect to finance our cash needs through public or private equity or debt financings, third-party (including government) funding and to rely on third-party resources for marketing and distribution arrangements, as well as other collaborations, strategic alliances and licensing arrangements, or any combination of these approaches, to support our operations.

We have incurred net losses since inception and expect to continue to incur net losses in the foreseeable future. Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending in large part on the timing of our preclinical studies, clinical trials and manufacturing activities, our expenditures on other research and development activities and commercialization activities. As of March 31, 2026, we had cash of approximately $3.7 million, working capital of approximately $1.3 million and an accumulated deficit of approximately $135.4 million. During the quarter ended March 31, 2026, we used approximately $2.1 million in cash for operating activities. In addition, as of August 10, 2026, our cash balance was approximately $5.4 million.  We believe that our current cash balance is not sufficient to fund our operations for one year from the date of issuance of the unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2026. While such capital raises may enable us to sustain current operations and meet existing obligations, we continue to generate recurring net operating losses and have not yet established sustained positive cash flows to support our strategic growth initiatives. Such initiatives include the commercialization of Proclarix and our development and commercialization of future product candidates. These factors raise substantial doubt on our ability to continue as a going concern for one year from the date of issuance of our consolidated financial statements for the financial year ended December 31, 2025 and March 31, 2026.

Until we generate revenue sufficient to support self-sustaining cash flows, if ever, we will need to raise additional capital to fund our continued operations, including our product development and commercialization activities related to our current and future products. There can be no assurance that additional capital will be available to us on acceptable terms, or at all, or that we will ever generate revenue sufficient to provide self-sustaining cash flows. These circumstances raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements of Onconetix, incorporated by reference, as of and for the year ended December 31, 2025 and the period ended March 31, 2026, in this prospectus do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

Because of the numerous risks and uncertainties associated with our business, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Additionally, even if we are able to generate revenue from Proclarix, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and may be forced to reduce our operations.

Recent Developments

July 2026 Series F Financing

On July 28, 2026, the Company entered into a Securities Purchase Agreement (the “Series F Securities Purchase Agreement”) with an accredited investor (the “PIPE Investor”), pursuant to which the PIPE Investor agreed to purchase shares of the Company’s Series F Preferred Stock for an aggregate purchase price of $30,249,600. The PIPE Investor satisfied its purchase price in part in cash and in part by cancellation of commitment fees in the amount of $30,000,000 owed by the Company to the PIPE Investor. For the material terms of the Series F Preferred Stock, see “July 2026 PIPE Financing” on page 21 of this prospectus.

July 2026 Equity Line of Credit

Concurrently with the execution of the Series F Purchase Agreement the Company entered into a Common Stock Purchase Agreement (the “July 2026 ELOC Purchase Agreement”) with the PIPE Investor, pursuant to which the PIPE Investor committed, upon the terms and subject to the conditions and limitations set forth therein, to purchase from the Company up to the lesser of (i) $750,000,000 of shares of the Company’s Common Stock and (ii) 789,426 shares of the Company’s Common Stock (representing 19.99% of the total number of shares of the Company’s Common Stock outstanding immediately prior to the execution of the July 2026 ELOC Purchase Agreement) (the “Exchange Cap”); provided, however, that the Exchange Cap will not apply if the Company obtains stockholder approval to issue shares of Common Stock in excess of such limitation in accordance with applicable Nasdaq rules or if an applicable exception under the Nasdaq listing rules is available. Accordingly, absent stockholder approval or the availability of an applicable exception under the Nasdaq listing rules, the Company may issue only up to 789,426 shares of Common Stock under the July 2026 ELOC Purchase Agreement notwithstanding the stated $750,000,000 commitment. Subject to the terms and conditions of the July 2026 ELOC Purchase Agreement, the Company has the right, but not the obligation, to direct the PIPE Investor to purchase shares of Common Stock from time to time, and the PIPE Investor has no right to require the Company to sell any shares under the facility. The Company may not commence sales under the July 2026 ELOC Purchase Agreement until the conditions set forth therein have been satisfied, including the effectiveness of a registration statement covering the resale of the applicable shares of Common Stock. Each purchase under the facility is effected pursuant to a VWAP Purchase Notice and is subject to a maximum purchase amount of $5,000,000 per VWAP Purchase. The Company may deliver a VWAP Purchase Notice only on a trading day when the closing sale price of its Common Stock is at least $0.10. The purchase price for shares sold under each VWAP Purchase is determined pursuant to the pricing formula set forth in the July 2026 ELOC Purchase Agreement. The July 2026 ELOC Purchase Agreement also provides that the Company may not issue shares of Common Stock to the PIPE Investor to the extent that, after giving effect to such issuance, the PIPE Investor and its affiliates would beneficially own more than 4.99% of the Company’s outstanding Common Stock. In consideration for the PIPE Investor’s commitment to purchase shares of Common Stock pursuant to the July 2026 ELOC Purchase Agreement, the Company agreed to pay the PIPE Investor a commitment fee of $30,000,000. Unless earlier terminated, the July 2026 ELOC Purchase Agreement terminates upon the earliest of, among other events, the expiration of the applicable registration statement, the purchase of the maximum number of shares permitted under the agreement, or certain specified termination events.

Concurrently with the execution of the July 2026 ELOC Purchase Agreement, the Company entered into a Registration Rights Agreement with the PIPE Investor pursuant to which it agreed to register the resale of shares of Common Stock issuable under the July 2026 ELOC Purchase Agreement. Concurrently with the execution of the July 2026 ELOC Purchase Agreement, the Company also entered into a Securities Purchase Agreement (the “Series F Securities Purchase Agreement”) with certain investors, including Seven Knots, pursuant to which the investors agreed to purchase shares of the Company’s Series F Preferred Stock for an aggregate purchase price of $30,249,600. The PIPE Investor, as the lead investor in the July 2026 PIPE Offering, agreed that the $30,000,000 commitment fee otherwise payable to it under the July 2026 ELOC Purchase Agreement would be applied toward its purchase of the Series F Preferred Stock rather than being paid in cash. Accordingly, the commitment fee was satisfied through the PIPE Investor’s investment in the Series F Preferred Stock as part of the July 2026 PIPE Offering.

Concurrently with the execution of the July 2026 ELOC Purchase Agreement, the Company entered into a Registration Rights Agreement with the PIPE Investor pursuant to which it agreed to register the resale of shares of Common Stock issuable under the July 2026 ELOC Purchase Agreement. As of the date of this prospectus, we have not filed a registration statement with respect to the shares issuable to the PIPE Investor under the July 2026 ELOC Purchase Agreement and therefore we have not accessed the line of credit and no shares have been issued or sold.

June 2026 Equity Line Registration Statement

On June 8, 2026, the Company filed a registration statement on Form S-1 to register the resale by Keystone Capital Partners, LLC of up to 100,000,000 additional shares of the Company’s Common Stock issuable under the Common Stock Purchase Agreement, dated October 2, 2024, between the Company and Keystone Capital Partners, LLC (the “2024 ELOC Purchase Agreement”), pursuant to the Company’s existing equity line of credit facility (the “Keystone ELOC”). The registration statement was filed to register additional shares available for issuance under the Keystone ELOC, thereby enabling the Company to continue to access the remaining committed capital available under the facility, subject to the terms and conditions of the 2024 ELOC Purchase Agreement. Through August 10, 2026, the Company had sold an aggregate of approximately 2.7 million split-adjusted shares of Common Stock under the Keystone ELOC for aggregate gross proceeds of approximately $11.3 million. Subject to the terms and conditions of the 2024 ELOC Purchase Agreement, and the availability of registered shares, the Company may continue to direct Keystone to purchase additional shares of Common Stock from time to time depending on the Company’s capital needs and market conditions.

May 2026 Reverse Stock Split

On May 21, 2026, the Company effected a reverse stock split of all shares of its issued and outstanding Common Stock at a ratio of one-for-ten (1:10). The Company accounted for the reverse stock split on a retrospective basis pursuant to Accounting Standards Codification (“ASC”) 260, Earnings Per Share. All issued and outstanding common stock, common stock warrants, and share-based awards’ exercise prices and per share data have been adjusted in these condensed consolidated financial statements, on a retrospective basis, to reflect the reverse stock split for all periods presented. The number of authorized shares and par value of the preferred stock and common stock were not adjusted because of the reverse stock split.

Resignation of Andrew Oakley and Thomas Meier as Directors; Elections of Sammy Dorf as Chairman of the Board

Effective on April 20, 2026, Andrew Oakley and Thomas Meier notified the Board of their resignation from the Board. As a result of their resignation from the Board and effective as of the date mentioned herein, Mr. Oakley has also resigned from his position as Chairman of the Board and his service on the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, and Mr. Meier has also resigned from his service on the Compensation Committee.

Effective on April 23, 2026, the Board appointed Sammy Dorf, an existing member of the Board, as Chairman of the Board. In connection with Mr. Dorf’s election as Chairman, the Compensation Committee of the Board has agreed to compensate Mr. Dorf $20,000 per year, payable on a quarterly basis, commencing on the date of his election.

Election of Josh Epstein

Effective as of April 23, 2026, the Board elected Josh Epstein to serve as a member of the Board and a member of the Audit Committee, Compensation Committee and as the chair of the Nominating and Corporate Governance Committee. Mr. Epstein, a Class II director, will serve for a term expiring at the Company’s 2026 annual meeting of stockholders.

For his service on the Board, Mr. Epstein will receive compensation consistent with that of other non-employee directors.

March 2026 Reverse Stock Split

On March 25, 2026, the Company effected a reverse stock split of all shares of its issued and outstanding Common Stock at a ratio of one-for-five (1:5). The Company accounted for the reverse stock split on a retrospective basis pursuant to Accounting Standards Codification (“ASC”) 260, Earnings Per Share. All issued and outstanding common stock, common stock warrants, and share-based awards’ exercise prices and per share data have been adjusted in these condensed consolidated financial statements, on a retrospective basis, to reflect the reverse stock split for all periods presented. The number of authorized shares and par value of the preferred stock and common stock were not adjusted because of the reverse stock split.

Realbotix Corp. Share Exchange Agreement

On February 11, 2026, we entered into a Share Exchange Agreement (the “Share Exchange Agreement”), by and among (i) Onconetix, (ii) Realbotix Corp., a company existing under the laws of the Province of Ontario (“Parent”), (iii) Simulacra Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (the “Seller”) and (iv) Realbotix, LLC, a Delaware limited liability company and wholly owned subsidiary of the Seller (the “Realbotix”).

Pursuant to the Share Exchange Agreement, subject to the terms and conditions set forth therein, the Seller agreed to contribute and transfer to us, and we agreed to acquire and accept, all of the issued and outstanding equity interests of Realbotix (the “Realbotix Interests”) in exchange for newly issued shares of Common Stock. (the “Share Exchange” and the other transactions contemplated by the Share Exchange Agreement, the “Realbotix Transactions”).

Unless otherwise defined herein, the capitalized terms used below are defined in the Share Exchange Agreement.

Consideration in Realbotix Transaction

In full consideration for the contribution of the Realbotix Interests, we will issue shares of Common Stock to the Seller (the “Exchange Shares”), such that, immediately following the Closing and after giving effect to such issuance, the Seller will own a percentage of our fully diluted shares (the “Fully Diluted Shares”) that will be adjusted based on Net Cash (as defined below) as follows: (i) if Net Cash is greater than or equal to $12.5 million, but less than $15.0 million, Seller will own 90% of the Fully Diluted Shares, (ii) if Net Cash is greater than or equal to $15.0 million, but less than $18.0 million, Seller will own 85% of the Fully Diluted Shares, (iii) if Net Cash is greater than or equal to $18.0 million, but less than $20.0 million, Seller will own 80% of the Fully Diluted Shares and (iv) if Net Cash is greater than or equal to $20.0 million, Seller will own 75% of the Fully Diluted Shares. “Net Cash” means the amount of cash and cash equivalents held by us upon the Closing, whether received by Realbotix or us in connection with the Realbotix Transactions, net of D&O tail insurance costs; change-of-control or other payments owed to our officers and director of as a result of the Realbotix Transactions; all our indebtedness; certain of our liabilities and our transaction expenses.

Conversion of Company Convertible Securities

Prior to the consummation of the Share Exchange, the holders of Realbotix Convertible Securities will exercise their rights to receive Realbotix Interests pursuant to the terms of such Realbotix Convertible Securities (as defined below) at the applicable conversion ratio as set forth in the Realbotix Convertible Securities (the “Realbotix Convertible Securities Conversion”). Upon completion of the Realbotix Convertible Securities Conversion and prior to Closing, all Realbotix Convertible Securities will be canceled or terminated, as applicable, will no longer be outstanding and will cease to exist and no payment or distribution will be made with respect thereto. Each holder of Realbotix Convertible Securities thereafter will cease to have any rights with respect to such securities.

Closing Conditions

The consummation of the Share Exchange is subject to customary closing conditions, including (i) the accuracy of the representations and warranties of the parties (subject to customary materiality qualifiers); (ii) compliance in all material respects by the parties with their respective covenants and agreements under the Share Exchange Agreement; (iii) delivery of customary closing certificates and good standing certificates; (iv) receipt by Board of a fairness opinion; (v) the absence of any law, order or injunction prohibiting the consummation of the Realbotix Transactions and (vi) receipt of any required third-party and regulatory approvals and consents.

The obligation of the Realbotix, Parent and Seller to complete the Closing is subject to the condition that, at Closing, we shall have an aggregate of at least $12.5 million in Net Cash (the “Net Cash Condition”).

Additionally, the obligation of Realbotix, Parent and us to complete the Closing are subject to the conditions that (i) we have entered into an agreement with an investor, reasonably acceptable to us and Realbotix, providing for an equity line of credit pursuant to which such investor would commit to purchase up to an aggregate of $125.0 million of Common Stock and (ii) the conversion of our Preferred Stock into Common Stock and the termination of or certain amendments to of all Onconetix Options and Onconetix Warrants (the “Convertible Securities Condition”).

Termination of Realbotix Transaction

In addition to termination by mutual written agreement, for the other party’s uncured breach or if a governmental order permanently prohibits the Closing, the Share Exchange Agreement provides for termination:

●	By either party if the Closing has not been consummated on or before November 30, 2026, provided the terminating party is not in breach in a manner that caused the failure to close by such date. The date is automatically extended to December 20, 2026 if all conditions to Closing other than the Net Cash Condition have been satisfied.

●	By either party if our stockholder approval is not obtained at the stockholder meeting (including any adjournment or postponement thereof).

●	By Realbotix if a Buyer Adverse Recommendation Change (as defined in the Share Exchange Agreement) occurs prior to receipt of Buyer stockholder approval.

●	By us in connection with entering into a definitive agreement for a Buyer Superior Proposal (as define in the Share Exchange Agreement).

●	By us if the audited Realbotix financial statements have not been delivered by April 30, 2026.

Each party will bear its own fees and expenses incurred in connection with the negotiation, execution and performance of the Share Exchange Agreement and the Realbotix Transactions. However, the Share Exchange Agreement provides for the payment of termination fees and reimbursement of transaction expenses in the following termination scenarios:

●	In the event of a termination of the Share Exchange Agreement as a result of a material breach by either party, the breaching party will be required to pay a termination fee to the non-breaching party of $500,000 plus transaction expenses, with such transaction expenses not to exceed $500,000.

●	In the event of a termination of the Share Exchange Agreement (i) by the Company as the result of a Buyer Adverse Recommendation Change or (ii) by Buyer upon entering into an agreement in respect of a Buyer Superior Proposal as a result of a Buyer Adverse Recommendation Change, Buyer must pay a termination fee of (A) $500,000 plus all Seller transaction expenses plus (B) if the transaction in respect of a Buyer Superior Proposal closes, an additional $1,500,000 upon closing of such transaction. If the transaction contemplated by the Buyer Superior Proposal doesn’t close, Buyer is only obligated to pay $500,000 plus all Seller transaction expenses.

●	In the event of a termination of the Share Exchange Agreement by Realbotix for failure to satisfy the Net Cash Condition, if Net Cash at the time of termination would be greater than $5.0 million (assuming the consummation of any Transaction Financing pursuant to Financing Agreements), we are obligated to pay Realbotix’s transaction expenses, with such transaction expenses not to exceed $500,000.

Representations and Warranties

We, Realbotix, and the Seller have made customary representations and warranties in the Share Exchange Agreement. The representations and warranties of us, Realbotix, and the Seller will not survive the Closing.

Covenants of the Parties in the Realbotix Transaction

Each party to the Share Exchange Agreement agreed to use its commercially reasonable efforts to consummate the Realbotix Transaction.

The Share Exchange Agreement contains certain covenants by each of the parties, to be observed during the period between the execution of the Share Exchange Agreement and Closing, including covenants regarding: (1) the provision of access to information, properties, books, records and personnel; (2) delivery of audited financial statements of the Company; (3) litigation support; (4) the preparation and filing of a registration statement, SEC reports and related disclosure documents and compliance with Nasdaq listing and reporting requirements; (5) no insider trading; (6) further assurances; (7) public announcements; (8) confidentiality; (9) indemnification of directors and officers and tail insurance; and (10) transfer taxes.

The parties have agreed to take all necessary actions to cause our Board, immediately after closing, to consist of five directors, including: (i) one person who is designated by us and reasonably acceptable to Realbotix and (ii) four persons who are designated by Realbotix and reasonably acceptable to us.

We have also agreed to prepare and file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance of the Exchange Shares to be issued under the Share Exchange Agreement and containing a proxy statement (a “Proxy Statement”) for the purpose of soliciting proxies from our stockholders for the matters to be acted on at the special meeting of our stockholders. We have also agreed to use reasonable best efforts to maintain its listing on the Nasdaq and to enable the listing on Nasdaq of the Exchange Shares.

During the time between the execution of the Share Exchange Agreement and the Closing, Realbotix agreed to conduct its business in the ordinary course of business in all material respects and to comply with certain covenants regarding the operation of its business, including covenants related to (i) amendments to the Realbotix’s organizational documents; (ii) recapitalization of the Realbotix’s equity interests; (iii) issuance of additional securities; (iv) incurrence of additional indebtedness; (v) material changes to tax elections; (vi) amendments to or termination of material contracts; (vii) maintenance of books and records; (viii) establishment of any subsidiary or entry into a new line of business; (ix) maintenance of insurance policies; (x) revaluation of material assets or material changes in accounting methods, principles or policies, except as required to comply with U.S. GAAP; (xi) waiver, settlement or compromise of material claims, actions or proceedings, subject to specified thresholds; (xii) acquisition of equity interests or assets, or any other form of business combination, outside of the ordinary course of business; (xiii) capital expenditures in excess of specified thresholds; (xiv) adoption of a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; (xv) voluntary incurrence of liabilities or obligations in excess of specified thresholds other than pursuant to contracts in existence as of the date of the Share Exchange Agreement or entered into in the ordinary course of business; (xvi) sale, lease, license or other disposition of any material portion of the Realbotix’s assets, properties or rights; (xvii) entry into any agreement, understanding or arrangement relating to the voting of the Realbotix’s equity interests; (xviii) taking any action that would reasonably be expected to materially delay or impair the obtaining of any required governmental or regulatory consents in connection with the Share Exchange Agreement; or (xix) authorization or agreement to take any of the foregoing actions.

During the same period, we also agreed to conduct its business in the ordinary course of business in all material respects and to comply with certain interim operating covenants, including covenants restricting our ability, without Realbotix’s prior written consent (subject to specified exceptions), to (i) amend its organizational documents; (ii) effect mergers, consolidations, acquisitions, liquidations, restructurings or other business combinations; (iii) issue, repurchase, redeem or otherwise modify its equity securities or declare dividends or other distributions; (iv) incur additional indebtedness or guarantee obligations of third parties; (v) dispose of material assets or subsidiaries; (vi) make material loans, advances or capital contributions; (vii) make material tax elections or changes in accounting methods, principles or practices, except as required by applicable law, GAAP or Regulation S-K; (viii) amend, terminate, waive or assign material contracts other than in the ordinary course of business; (ix) fail to maintain books, records or insurance coverage in the ordinary course of business; (x) establish subsidiaries or enter into new lines of business; (xi) settle material litigation or other proceedings other than within specified thresholds; (xii) make capital expenditures or incur liabilities in excess of specified thresholds; (xiii) enter into arrangements relating to the voting of Common Stock; (xiv) take actions that would reasonably be expected to materially delay or impair the receipt of required governmental or regulatory approvals; or (xv) authorize, commit or publicly propose any of the foregoing actions.

Governing Law

The Share Exchange Agreement is governed by the laws of the State of Delaware.

Series E PIPE Financing

On October 1, 2025, the Company entered into a securities purchase agreement (the “Series E Securities Purchase Agreement”) with institutional investor(s) and sold to such institutional investors(s)(collectively, the “Series E PIPE Investors”), an aggregate of 7,813 shares of Series E convertible preferred stock, par value $0.00001 per share (“Series E Preferred Stock”), which are convertible into common stock of the Company, $0.00001 par value per share and warrants (the “Series E Warrants”) to initially purchase 2,025,223 shares of Common Stock for an aggregate purchase price of $6.25 million, which was also equal to the net cash proceeds. The initial exercise price of the Series E Warrants was $3.8576. As part of anti-dilution contained in the Series E Warrants, upon reverse split, the warrants and exercise price reset based on the lowest closing price during the 16 trading days post the reverse split. The Company effected a reverse split on March 25, 2026, and the current Series E Warrants allow for the purchase of 1,070,498 shares of Common Stock at an exercise price of $7.298 on a post-reverse split basis. The Company effected another reverse split on May 21, 2026. Due to the anti-dilution provisions contained in the Series E Warrants, pursuant to which, upon a stock split, stock dividend, stock combination recapitalization or other similar transaction involving the Common Stock (each, a “Stock Combination Event” and such date, the “Stock Combination Event Date”), if the exercise price of the Series E Warrants is higher than lowest volume weighted average price (VWAP) during the fifteen (15) consecutive trading day period ending, and including the trading day immediate preceding the sixteenth (16th) trading day (such price referred herein as the “Event Market Price”) after such Stock Combination Event Date, then the exercise price of the Series E Warrants then in effect shall be adjusted to the Event Market Price on such sixteenth (16th) trading day. Following the May 21, 2026 reverse stock split, the exercise price of the Series E Warrants was reset to $0.9716 per share on June 12, 2026 in accordance with their anti-dilution provisions, and the Series E Warrants are currently exercisable for 8,040,860 shares of Common Stock. The Series E Warrants are exercisable beginning on the issuance date and expire on the third anniversary of the issuance date.

Concurrently with entering into the Series E Securities Purchase Agreement, the Company also entered into a registration rights agreement with the Series E PIPE Investors, pursuant to which it has agreed to provide the Series E PIPE Investors with certain registration rights related to the shares of Common Stock underlying the shares of Series E Preferred Stock and Series E Warrants.

Series D PIPE Financing

On September 22, 2025, the Company entered into a securities purchase agreement (the “Series D Securities Purchase Agreement”) with eleven institutional investors, and sold or exchanged debt, to such investors (collectively, the “Series D PIPE Investors”) an aggregate of 16,099 shares of Series D convertible preferred stock, par value $0.00001 per share (“Series D Preferred Stock”), which includes an issuance of 500 shares of Series D Preferred Stock to the lead investor in consideration for the Series D PIPE Investors’ irrevocable commitment to purchase shares of the Series D Preferred Stock, and warrants (the “Series D Warrants”) to initially purchase 4,362,827 shares of Common Stock for an aggregate purchase price of $12.9 million and net cash proceeds of $9.3 million. The initial exercise price of the Series D Warrants was $3.6896. As part of anti-dilution contained in the Series D Warrants, upon reverse split, the warrants and exercise price reset based on the lowest closing price during the 16 trading days post the reverse split. The Company effected a reverse split on March 25, 2026, and the current Series D Warrants allow for the purchase of 2,152,945 shares of Common Stock at an exercise price of $7.298 on a post-reverse split basis. The Company effected another reverse split on May 21, 2026. Due to the anti-dilution provisions contained in the Series D Warrants, pursuant to which, upon a stock split, stock dividend, stock combination recapitalization or other similar transaction involving the Common Stock (each, a “Stock Combination Event” and such date, the “Stock Combination Event Date”), if the exercise price of the Series D Warrants is higher than lowest volume weighted average price (VWAP) during the fifteen (15) consecutive trading day period ending, and including the trading day immediate preceding the sixteenth (16th) trading day (such price referred herein as the “Event Market Price”) after such Stock Combination Event Date, then the exercise price of the Series D Warrants then in effect shall be adjusted to the Event Market Price on such sixteenth (16th) trading day. Following the May 21, 2026 reverse stock split, the exercise price of the Series D Warrants was reset to $0.9716 per share on June 12, 2026 in accordance with their anti-dilution provisions, and the Series D Warrants are currently exercisable for 16,171,519 shares of Common Stock. The Series D Warrants are exercisable beginning on the issuance date and expire on the third anniversary of the issuance date.

Concurrently with entering into the Series D Securities Purchase Agreement, the Company also entered into a registration rights agreement with the Series D PIPE Investors, pursuant to which it has agreed to provide the Series D PIPE Investors with certain registration rights related to the shares of Common Stock underlying the shares of Series D Preferred Stock and Series D Warrants.

Amendment to Series D and Series E Warrants

On December 23, 2025, the Company entered into Limited Waiver Agreements (the “Warrant Limited Waiver”) with all holders of the Series D and Series E Warrants, effective as of October 1, 2025, pursuant to which such holders agreed to waive certain provisions of their Series D Warrants and Series E Warrants. Specifically, in the event the Company issues securities with a conversion price dependent on the price of the Common Stock (the “Variable Price”), the holders of Series D Warrants and Series E Warrants will no longer have the optional right to convert their applicable Series D Warrants and Series E Warrants at the Variable Price.

Additionally, the Warrant Limited Waiver waived the right of the Series D Warrants and the Series E Warrants to receive a guaranteed cash payment in connection with a “Fundamental Transaction” (as such term is defined in the Series D Warrants and Series E Warrants). Instead, in connection with a “Fundamental Transaction” that is not within the Company’s control, the holders of Series D Warrants and Series E Warrants are entitled only to receive the same form and proportion of consideration (or deemed common stock of the successor entity, if no such consideration is paid) as is offered and paid to holders of Common Stock, the definition of “Fundamental Transaction” in Series D Warrants and the Series E Warrants was further amended by the Warrant Limited Waiver to replace each reference to “at least” 50% with “more than” 50% of the outstanding Common Stock.

Series C PIPE Financing

On October 1, 2024, the Board authorized the Company to create a series of 10,000 shares of preferred stock designated as “Series C convertible Preferred Stock”, with a par value of $0.00001, pursuant to the certificate of designations. At any time after the initial issuance date of Series C convertible Preferred Stock, each Series C Preferred Share shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock. The holders of Series C Preferred Stock are entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of Common Stock, when and if actually paid. In addition, from and after the occurrence and during the continuance of any Triggering Event, dividends (“Default Dividends”) will accrue on the Stated Value of each Series C Preferred Share at a rate of fifteen percent (15.0%) (the “Default Rate”) per annum. Each holder is entitled to convert any portion of the outstanding Series C Preferred Shares held by such holder into validly issued, fully paid and non-assessable Conversion shares at the Conversion Rate, which can be determined by dividing (x) the post-reverse split Conversion Amount of such Series C Preferred Share by (y) the post-reverse split Conversion Price, $225.28, subject to adjustment as provided in the Series C Certificate of Designations.

On October 2, 2024, the Company entered into, and sold, to six institutional investors (collectively, the “ Series C PIPE Investors”), pursuant to the securities purchase agreement an aggregate of 3,499 shares of Series C Preferred Stock which includes an issuance of 840 shares of Series C Preferred Stock to the lead investor in consideration for the Series C PIPE Investors’ irrevocable commitment to purchase shares of the Series C Preferred Stock, and warrants to purchase 136 shares of Common Stock on a post-reverse split basis for aggregate net cash proceeds to the Company of $1.9 million. The exercise price of the warrants is $18,615.00 on a post-reverse split basis, and the warrants are exercisable six months after the issuance date and expire on the third anniversary of the Initial Exercisability Date.

In no event may any Series C Preferred Shares be converted (or Series C Warrants be exercised) and shares of Common Stock be issued to any holder if after giving effect to the issuance of shares of Common Stock upon such conversion of the Series C Preferred Shares (or exercise of the Series C Warrants), the holder (together with its affiliates, if any) would beneficially own more than 4.99% of the outstanding shares of Common Stock, which we refer to herein as the “Series C PIPE Blocker”. The Series C PIPE Blocker may be raised or lowered to any percentage not in excess of 9.99% at the option of the applicable holder of the Series C Preferred Shares (or Series C Warrants), except that any raise will only be effective upon 61-days’ prior notice to the Company.

On July 16, 2025, the Company exercised its voluntary adjustment right under the Series C to lower the conversion price of the Series C Preferred Stock, until July 31, 2025, to a post-reverse split of $175.00, and holders of 2,130 shares Series C Preferred Stock agreed to convert their shares into shares of Common Stock. As of September 30, 2025, 7 shares of Series C Preferred Stock were outstanding, after the exchange of 203 shares of Series C Preferred Stock into 244 shares of Series D Preferred Stock.

As of March 31, 2026, 7 shares of Series C Preferred Stock were outstanding from the original issuance of 3,499 shares of Series C Preferred Stock to institutional investors, after the i) redemption of 1,369 shares of Series C Preferred Stock for aggregate consideration of $1.71 million, ii) the conversion of 1,920 shares of Series C Preferred Stock into shares of Common Stock, and iii) the exchange of 203 shares of Series C Preferred Stock into 244 shares of Series D Preferred Stock.

ABOUT THIS OFFERING

Common Stock outstanding prior to this offering	3,949,107 shares

Shares of Common Stock offered by the Selling Stockholders	100,000,000 shares of Common Stock issuable upon conversion of a portion of the 37,812 shares of Series F Preferred Stock. The Company does not currently have a sufficient number of authorized but unissued shares of Common Stock to register all shares issuable upon conversion of the Series F Preferred Stock. Accordingly, this prospectus covers only a portion of the shares issuable upon conversion of the Series F Preferred Stock. The shares being offered by the Selling Stockholders do not take into account any beneficial ownership limitations on the conversion of the Series F Preferred Stock.

Common Stock to be outstanding after this offering	103,949,107 shares (assuming the issuance of all 100,000,000 shares of Common Stock offered hereby upon conversion of the Series F Preferred Stock). This prospectus does not cover all shares issuable upon conversion of the Series F Preferred Stock because the Company does not currently have a sufficient number of authorized but unissued shares of Common Stock to issue all such shares. Subject to stockholder approval of an increase in the Company’s authorized Common Stock and the terms of the Registration Rights Agreement, the Company expects to file one or more additional registration statements covering additional shares issuable upon conversion of the Series F Preferred Stock.

Use of proceeds	We will not receive proceeds from the sale of any shares of Common Stock by the holders of the Series F Preferred Stock which they may sell from time to time pursuant to this Prospectus. The Series F Preferred shares were issued by us to the Selling Stockholders in the July 2026 Pipe Offering for an aggregate purchase price of $30,249,600, which was satisfied in part in cash and in part by the cancellation of certain commitment fees which we owed to the PIPE Investor in the July 2026 PIPE Offering.

Terms of this offering	The Selling Stockholders, including their transferees, donees, pledgees, assignees, and successors-in-interest, may sell, transfer, or otherwise dispose of any or all of the shares of Common Stock offered by this prospectus from time to time on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares of Common Stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Nasdaq symbol	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “ONCO.”

Risk Factors	Investing in our securities involves significant risks. Before making a decision whether to invest in our securities, please read the information contained in or incorporated by reference under the heading “Risk Factors” in this prospectus, the documents we have incorporated by reference herein and under similar headings in other documents filed after the date hereof and incorporated by reference into this prospectus. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described in this prospectus, in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, before making an investment decision pursuant to this.

Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future.

Risks Related to Our Equity Financing Activities

Although this prospectus relates to the resale of shares issuable upon conversion of the Series F Preferred Stock and not to the Company’s equity line facilities, the Company has an existing equity line of credit with Keystone Capital Partners, LLC and has entered into an additional equity line of credit facility with the PIPE Investor. Future issuances and resales of Common Stock under these facilities could materially affect the market price of our Common Stock and the value of the shares offered by this prospectus.

Our ability to utilize our equity line facilities is uncertain, and future issuances may result in substantial dilution to our stockholders.

The Company is currently a party to the 2024 ELOC Purchase Agreement with Keystone Capital, LLC. In addition, the Company has entered into the July 2026 ELOC Purchase Agreement with the PIPE Investor. The shares of Common Stock which may be issued under the July 2026 ELOC Purchase Agreement will be the subject of a separate registration statement. The amount of capital that we are ultimately able to raise under the Keystone ELOC or the July 2026 ELOC Purchase Agreement, as applicable, will depend on a number of factors, including the market price of our Common Stock, the number of shares registered and available for issuance, the terms and conditions of the applicable facility, the applicable investor’s ownership limitations and prevailing market conditions.

Although we generally control the timing and amount of any sales of Common Stock under our equity line facilities, we are not obligated to draw upon either facility and the applicable investor is obligated to purchase shares only if the applicable conditions under the relevant equity line facility have been satisfied. Accordingly, we cannot predict the number of shares of Common Stock that we may ultimately issue under either facility, the purchase price that may be paid for such shares or the aggregate gross proceeds that we may receive.

The purchase price for shares sold under our equity line facilities is based on the market price of our Common Stock at the time of each purchase and, accordingly, will fluctuate over time. As a result, we cannot predict the number of shares that may ultimately be issued or the amount of dilution that our existing stockholders may experience. Depending on the market price of our Common Stock at the time of any sales, we may be required to issue a substantial number of additional shares to raise a given amount of capital.

Because the market price of our Common Stock will directly affect the number of shares issuable under our equity line facilities, a decline in our stock price could require us to issue substantially more shares to raise the same amount of capital, resulting in increased dilution to our stockholders.

In addition, our ability to fully utilize either equity line facility may be limited by the number of shares registered for resale under the Securities Act, applicable beneficial ownership limitations, Nasdaq listing requirements and other conditions contained in the applicable purchase agreement. If additional shares must be registered before we can continue to access either facility, we will be required to file one or more additional registration statements with the SEC, each of which must be declared effective before additional sales may be made. Our inability to access all or a portion of the capital available under either facility, in the absence of alternative financing sources, could have a material adverse effect on our liquidity, financial condition and ability to execute our business strategy.

Shares issued under our equity line facilities may be purchased at prices below the then-prevailing market price of our Common Stock, which could cause the market price of our Common Stock to decline.

The purchase price of shares of Common Stock sold under each of the Company’s equity line facilities is determined pursuant to the pricing formula set forth in the applicable purchase agreement, which is based on the market price of our Common Stock and may result in shares being issued at prices below the then-prevailing market price.

As a result of these pricing mechanisms, the applicable investor under the Keystone ELOC or the July 2026 ELOC Purchase Agreement may sell shares of Common Stock acquired under the applicable equity line facility promptly after receipt of such shares. These sales, or the market’s expectation that such sales may occur, could cause the market price of our Common Stock to decline, increase the volatility of our Common Stock and make it more difficult for us to raise additional equity capital on favorable terms.

Investors purchasing shares of our Common Stock at different times may pay different prices.

Under the Keystone ELOC and the July 2026 ELOC Purchase Agreement, the Company generally has discretion to determine the timing, price and number of shares of Common Stock sold under the applicable equity line facility, subject to the terms and conditions of the applicable purchase agreement. If and when the Company elects to sell shares of Common Stock under either facility, the applicable investor may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices.

As a result, investors who purchase shares of our Common Stock at different times may pay different prices for those shares and may experience different levels of dilution and different investment results. Investors may also experience a decline in the value of their shares as a result of future issuances and sales of Common Stock under the Keystone ELOC or the July 2026 ELOC Purchase Agreement at prices below those paid by such investors. In addition, if we issue a substantial number of shares under either equity line facility, or if investors expect that we will do so, the actual or anticipated issuance and resale of such shares could adversely affect the market price of our Common Stock and make it more difficult for us to raise additional capital through future equity or equity-linked financings on favorable terms.

Future issuances and resales of shares of Common Stock under our equity line facilities, including the resale of shares covered by this prospectus, or the perception that such issuances or resales may occur, could cause the market price of our Common Stock to decline.

The Company may issue shares of Common Stock from time to time pursuant to the Keystone ELOC and the July 2026 ELOC Purchase Agreement, subject to the terms and conditions of the applicable purchase agreement. The purchase price for shares issued under these facilities will fluctuate based on the market price of our Common Stock, and the Company generally has discretion to determine the timing and amount of any issuances under the applicable facility. If and when the Company issues shares under either equity line facility, the applicable investor may resell all, some or none of such shares from time to time in its discretion and at prevailing market prices or otherwise in accordance with applicable securities laws. As a result, sales of shares under either equity line facility could result in substantial dilution to existing stockholders. In addition, if the Company issues a substantial number of shares under either facility, or if investors expect that it will do so, the shares held by the applicable investor may represent a significant portion of our public float, which could adversely affect the market price of our Common Stock.

The actual or anticipated issuance and resale of shares under the Keystone ELOC, the July 2026 ELOC Purchase Agreement or pursuant to this prospectus may also make it more difficult for the Company to raise additional capital through future equity or equity-linked financings on favorable terms. The market price of our Common Stock could decline significantly if the applicable investor sells shares of Common Stock or is perceived by the market as intending to sell them.

We may use the proceeds from sales of our Common Stock under our equity line facilities in ways with which you may not agree or that may not yield a significant return.

We will have broad discretion over the use of any proceeds received from future sales of Common Stock under the Keystone ELOC and the July 2026 ELOC Purchase Agreement. Accordingly, you will not have the opportunity, as part of your investment decision, to assess whether any proceeds from future sales under these facilities are being used appropriately. Because of the number and variability of factors that will determine our use of any proceeds from sales under our equity line facilities, their ultimate use may vary substantially from our current expectations. The failure to apply such proceeds effectively could adversely affect our business, financial condition and results of operations, and the proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our Common Stock.

Risks Related to This Offering and the Series F Preferred Stock

Sales of a substantial number of our securities in the public market by the Selling Stockholders and/or by our existing securityholders could cause the price of our shares of Common Stock to fall.

The Selling Stockholders can sell, under this prospectus, up to 100,000,000 shares of Common Stock. The sale of all or a portion of the securities being offered in this prospectus, or the perception that those sales might occur, could depress the market price of our Common Stock, and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Common Stock.

Issuances of shares of our Common Stock upon conversion of Series F Preferred Stock would result in substantial dilution of our stockholders and may have a negative impact on the market price of our Common Stock.

The shares of Common Stock issuable pursuant to the Series F Preferred Stock, to the extent converted, would impose significant dilution on our stockholders and may have a negative impact on the market price of our Common Stock.

Additionally, the Series F Certificate of Designations provides that if the Company issues (subject to certain exceptions) (i) any shares of Common Stock, (ii) any options to purchase Common Stock or (iii) any convertible securities, for a consideration price per share or exercise or conversion price per share, as applicable, less than conversion price of the Series F Preferred Stock, in effect immediately prior to such issuance, the exercise price and conversion price shall be reduced accordingly.

Risks Related to our Financial Position and Need for Capital

We have incurred significant net losses since inception, have only generated minimal revenue, and anticipate that we will continue to incur substantial net losses for the foreseeable future and may never achieve profitability. Our stock is a highly speculative investment.

We are a commercial-stage biotechnology company that was incorporated in October 2018. Our net loss was $14.0 million and $58.7 million for the years ended December 31, 2025 and 2024, respectively. As of December 31, 2025, we had an accumulated deficit of $131.2 million. We also generated negative operating cash flows of $9.7 million for the year ended December 31, 2025.

We expect to continue to spend significant resources to commercialize our product. We expect to incur substantial and increasing operating losses over the next several years. As a result, our accumulated deficit will also increase significantly. Additionally, there can be no assurance that our current product or those that may be under development by us in the future will be commercially viable. If we are unable to achieve profitability or raise sufficient working capital, we may be unable to continue our operations.

There is substantial doubt about our ability to continue as a “going concern,” and we will require substantial additional funding to finance our long-term operations. If we are unable to raise additional capital when needed, we could be forced to delay, reduce or terminate our product or other operations.

The Company has incurred substantial operating losses since inception and expects to continue to incur significant operating losses for the foreseeable future. As of March 31, 2026, we had cash of approximately $3.7 million, a working capital deficit of approximately $1.3 million and an accumulated deficit of approximately $135.4 million. In addition, as of August 10, 2026, the Company’s cash balance was approximately $5.4 million.

We estimate, as of the date of this prospectus, that our current cash balance is not sufficient to fund operations for one year from the date of issuance of these consolidated financial statements. We believe that we will need to raise substantial additional capital to fund our continuing operations, satisfy existing and future obligations and liabilities, and otherwise support the Company’s working capital needs and business activities and the commercialization of Proclarix, which is still subject to further successful development and commercialization activities within certain jurisdictions.

Our management plans for funding our operations to include generating product revenue from sales of Proclarix, which is currently subject to further successful development and commercialization activities within certain jurisdictions. Our management also intends to pursue additional equity or debt financing to support operations and strategic initiatives. However, other than the Keystone ELOC and the July 2026 ELOC Purchase Agreement, there are currently no committed sources of financing, and there is no assurance that additional funding will be available on favorable terms, if at all. This uncertainty raises significant concern about our ability to sustain operations and execute our strategic initiatives. If additional capital is not secured, we may need to curtail clinical trials, development, and commercialization efforts, and take further measures to reduce expenses to conserve cash.

Our future capital requirements will depend on many factors, including:

●	the costs of development and commercialization activities, including product manufacturing, marketing, sales, royalties and distribution, for Proclarix, and other products for which we have received or will receive marketing approval;

●	our ability to maintain existing, and establish new, strategic collaborations, licensing or other arrangements and the financial terms of any such agreements, including the timing and amount of any future milestone, royalty, or other payments due under any such agreement;

●	any product liability or other lawsuits related to our product;

●	the expenses needed to attract, hire, and retain skilled personnel;

●	the revenue, if any, received from commercial sales of Proclarix or other products for which we may receive marketing approval;

●	the costs to establish, maintain, expand, enforce, and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with licensing, preparing, filing, prosecuting, defending, and enforcing our patents or other intellectual property rights; and

●	the costs of operating as a public company.

Our ability to raise additional funds will depend on financial, economic, and other factors, many of which are beyond our control. We cannot be certain that additional funding will be available on acceptable terms, or at all. We have no committed source of additional capital and if we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may be forced to delay, reduce or terminate our business activities.

We are dependent on third parties, including Labcorp, to develop, market, distribute and sell our products.

Our ability to receive revenues is dependent upon the sales and marketing efforts of co-marketing partners and third-party distributors. In particular, the development and commercialization of Proclarix in the United States is being pursued by Labcorp, pursuant to an exclusive license agreement that grants Labcorp the exclusive right to develop and commercialize Proclarix, and other products developed by Labcorp using Proteomedix’s intellectual property covered by the license, in the United States for identification, screening, staging, predisposition, diagnosis, prognosis, monitoring, prevention or treatment selection with respect to prostate cancer. However, we do not have control over Labcorp’s development and commercialization of Proclarix, and there can be no guarantee that Labcorp will continue to advance development and commercialization efforts, or that Labcorp will successfully commercialize Proclarix in the United States.

Labcorp may terminate or seek to renegotiate the terms of this agreement, which could adversely affect our business operations and financial condition. If Labcorp terminates the agreement or demands terms that are less favorable to us, we may experience disruptions in our product development and commercialization efforts, potentially leading to a loss of revenue and market share.

Additionally, if Labcorp is unable to commercialize Proclarix in the United States, and we fail to reach an agreement with any other commercialization partner, or upon reaching such an agreement that partner fails to sell a large volume of our products, it may have a negative impact on our business, financial condition, and results of operations.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

Our continued eligibility for listing on Nasdaq depends on our ability to comply with Nasdaq’s continued listing requirements. As provided in Nasdaq Listing Rule 5550(a)(2), companies listed on Nasdaq are required Capital Market to maintain a minimum bid price of $1.00 per share (the “Bid Price Rule”).

The Company previously appeared before a Nasdaq Hearings Panel in connection with its continued listing on The Nasdaq Capital Market. The Panel determined that the Company had regained compliance with the applicable continued listing requirements, and the Company’s Common Stock remains listed on The Nasdaq Capital Market. However, there can be no assurance that the Company will continue to satisfy Nasdaq’s continued listing standards. If the Company fails to maintain compliance with the applicable continued listing requirements in the future, Nasdaq may commence delisting proceedings, which could result in the delisting of the Company’s Common Stock.

If Nasdaq delists our common stock from trading on its exchange for failure to meet the Bid Price Rule or any other listing standards, we and our stockholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

●	a limited amount of analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on Nasdaq and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

Risks Related to Pending Share Exchange

We could fail to complete the Realbotix Transactions, or the Realbotix Transactions may be completed on different terms.

There can be no assurance that the Realbotix Transactions will be completed, or if completed, that they will be completed on the same or similar terms to those set out in our previous disclosure. The Realbotix Transactions are subject to the satisfaction of a number of conditions precedent, some of which are outside our control, which include, among others, performance by Simulacra and Realbotix of their respective obligations and covenants in the Share Exchange Agreement. If these conditions are not satisfied (or waived) or the Realbotix Transactions are not completed for any other reason, our stockholders will not receive the consideration contemplated in the Share Exchange Agreement.

If the Realbotix Transactions are not completed, our ongoing business may be adversely affected as a result of the costs (including opportunity costs) incurred in respect of pursuing the Realbotix Transactions, and we could experience negative reactions from the financial markets, which could cause a decrease in the market price of our Common Stock, particularly if the current market price reflects market assumptions that the Realbotix Transactions will be completed or completed on certain terms. We may also experience negative reactions from our employees and there could be negative impact our ability to attract future business opportunities. Failure to complete the Realbotix Transactions or a change in the terms of the Realbotix Transactions could each have a material adverse effect on our business, financial condition and results of operations.

We may pay a transaction fee to Realbotix if we fail to complete the Realbotix Transactions and could significantly harm the market price of our common stock and negatively affect our future business and operations.

If the Realbotix Transactions is not completed and the Share Exchange Agreement is terminated under certain circumstances, we may be required to pay Realbotix a termination fee as follows:

●	In the event of a termination of the Share Exchange Agreement as a result of a material breach by either party, the breaching party will be required to pay a termination fee to the non-breaching party of $500,000 plus transaction expenses, with such transaction expenses not to exceed $500,000.

●	In the event of a termination of the Share Exchange Agreement if (i) our Board deems a third-party offer to acquire our assets to be superior than the Share Exchange Agreement and is therefore in the best interest of our stockholders (the “Buyer Superior Proposal”) and/or (ii) enters into an agreement with a third-party to effectuate a Buyer Superior Proposal, we must pay a termination fee of (A) $500,000 plus all Realbotix transaction expenses plus (B) if the transaction in respect of a Buyer Superior Proposal closes, an additional $1,500,000 upon closing of such transaction. If the transaction contemplated by the Buyer Superior Proposal does not close, we are only obligated to pay $500,000 plus all Realbotix transaction expenses.

●	In the event of a termination of the Share Exchange Agreement by Realbotix for failure to satisfy the Net Cash Condition (as defined in the Share Exchange Agreement), if Net Cash (as defined in the Share Exchange Agreement) at the time of termination would be greater than $5.0 million (assuming the consummation of any transactions for financing), we are obligated to pay Realbotix’s transaction expenses, with such transaction expenses not to exceed $500,000.

Even if a termination fee is not payable in connection with a termination of the Share Exchange Agreement, we will have incurred significant fees and expenses, which must be paid whether or not the Realbotix Transactions is completed. Further, if the Realbotix Transactions is not completed, it could significantly harm the market price of our common stock.

In addition, if the Share Exchange Agreement is terminated and we determine to seek another business combination, there can be no assurance that we will be able to find a partner and close an alternative transaction on terms that are as favorable as or more favorable to us than the terms set forth in the Share Exchange Agreement.

The closing of the Realbotix Transactions is subject to approval by our stockholders. Failure to obtain these other required approvals would prevent the closing of the Realbotix Transactions.

The closing of the Realbotix Transactions is subject to certain approvals by our stockholders. Failure to obtain the required stockholder approvals may result in a material delay in, or the abandonment of, the Realbotix Transactions. Any delay in completing the Realbotix Transactions may materially adversely affect the timing and benefits that are expected to be achieved from the Realbotix Transactions.

If the Realbotix Transactions is not completed, the Board may decide to pursue our dissolution and liquidation. In such an event, the amount of cash available for distribution to our stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities.

There can be no assurance that the Realbotix Transactions will be completed. If the Realbotix Transactions is not completed, our Board may decide to pursue our dissolution and liquidation. In such an event, the amount of cash available for distribution to our stockholders will depend heavily on the timing of such decision, as with the passage of time the amount of cash available for distribution will be reduced we continue to fund our operations. In addition, if our Board were to approve and recommend, and our stockholders were to approve, our dissolution and liquidation, we would be required under Delaware corporate law to pay its outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to our stockholders. As a result of this requirement, a portion of our remaining cash assets may need to be reserved pending the resolution of such obligations. In addition, we may be subject to litigation or other claims related to a dissolution and liquidation. If a dissolution and liquidation were pursued, our Board, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of our common stock could lose all or a significant portion of their investment in the event of pir liquidation, dissolution or winding up.

The issuance of securities would result in significant dilution in the equity interest of existing stockholders and adversely affect the marketplace of our Common Stock.

The issuance or conversion of Common Stock or other securities convertible into Realbotix Common Stock in connection with the Realbotix Transactions would result in significant dilution in the equity interest of our existing stockholders and adversely affect the market price of our Common Stock. In addition, future issuances of, or conversions of, securities may result in significant dilution to our existing stockholders, which could adversely impact your investment.

Our stockholders may not realize a benefit from the acquisition of Realbotix commensurate with the ownership dilution they will experience in connection with the Realbotix Transactions contemplated by the Share Exchange Agreement.

If we are unable to realize the full strategic and financial benefits currently anticipated from the Realbotix Transactions, our stockholders may experience a dilution of their ownership interests without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent we are able to realize only part of the strategic and financial benefits currently anticipated from the Realbotix Transactions. The Realbotix Transactions may pose integration challenges which could result in management and business disruptions, any of which could harm our results of operation, business prospects, and impair the value of the Realbotix Transactions to our stockholders.

The failure to successfully integrate the businesses of us and Realbotix in the expected timeframe would adversely affect our future results.

Our ability to successfully integrate our operations and those of Realbotix will depend, in part, on our ability to realize the anticipated benefits from the Realbotix Transactions. If we are not able to achieve the stated objectives, the anticipated benefits of the Realbotix Transactions may not be realized fully, or at all, or may take longer to realize than expected, and the value of our Common Stock may be adversely affected. In addition, the integration of our and Realbotix’s respective businesses will be a time-consuming and expensive process. Proper planning and effective and timely implementation will be critical to avoid any significant disruption to our operations. It is possible that the integration process could result in the loss of key employees, the disruption of our business or the identification of inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers, suppliers, distributors, creditors or lessors, or to achieve the anticipated benefits of the Realbotix Transactions. Delays encountered in the integration process could have a material adverse effect on our operating results and financial condition, including the value of our Common Stock.

The pending Realbotix Transactions may divert the attention of our management.

The pending Realbotix Transactions could cause the attention of our management to be diverted from the day-to-day operations. These disruptions could be exacerbated by a delay in the completion of the Realbotix Transactions and could have an adverse effect on our business, operating results or prospects regardless of whether the Realbotix Transactions are ultimately completed.

Unexpected market disruptions may cause major losses for us not anticipated under the Share Exchange Agreement.

We may incur major losses in the event of disrupted markets and other extraordinary events in which market behavior diverges significantly from historically recognized patterns, which may offset any potential benefits achieved under the Share Exchange Agreement. The risk of loss in such events may be compounded by the fact that, in disrupted markets, many positions become illiquid, making it difficult or impossible to close out positions against which markets are moving. Market disruptions caused by unexpected political, military and terrorist events, or other factors, may from time to time cause dramatic losses for us.

Risks associated with changes in the technology industry.

Realbotix operates in a competitive industry characterized by rapid technological change and evolving industry standards. Realbotix’s ability to attract new customers to its business, and generate revenue from existing customers will depend largely on its ability to anticipate industry standards and trends, respond to technological advances in its industry, and keep pace with technological developments and customers’ increasingly sophisticated needs. The success of any enhancement of Realbotix’s products or new related applications will depend on several factors, including the timely completion and market acceptance of the products.

Realbotix’s services are expected to embody complex technology that may not meet those standards, changes and preferences. Realbotix’s ability to design, develop and commercially launch products depends on a number of factors, including, but not limited to, its ability to design and implement solutions and services at an acceptable cost and quality, its ability to attract and retain skilled technical employees, the availability of critical components from third parties, and its ability to successfully complete the development of the products in a timely manner. There is no guarantee that Realbotix will be able to respond to market demands. If Realbotix is unable to effectively respond to technological changes or fails or delays to develop services in a timely and cost-effective manner, Realbotix may be unable to recover our development expenses which could negatively impact sales, profitability and the continued viability of its business.

We may be unable to protect Realbotix’s intellectual property.

Realbotix’s commercial success depends to a significant degree upon its ability to develop new or improved technologies, instruments, and services, and to obtain patents, where appropriate, or other intellectual property rights or statutory protection for these technologies and products in Canada and the United States. Despite devoting resources to the research and development of proprietary technology, Realbotix, may not be able to develop new technology that is patentable or protectable. Further, patents issued to Realbotix, if any, could be challenged, held invalid or unenforceable, or be circumvented and may not provide Realbotix with necessary or sufficient protection or a competitive advantage. Competitors and other third parties may be able to design around Realbotix’s intellectual property or develop technology similar to Realbotix’s products that is not within the scope of such intellectual property. Realbotix’s inability to secure its indirectly owned, intellectual property rights may have a materially adverse effect on its business and results of operations.

The business of Realbotix is exposed to cybersecurity risks.

Cyber incidents can result from deliberate attacks or unintentional events, and may arise from internal sources (e.g., employees, contractors, suppliers and operational risks) or external sources (e.g., nation states, terrorists, hacktivists, competitors and acts of nature). Cyber incidents include unauthorized access to information systems and data (e.g., through hacking or malicious software) for purposes of misappropriating or corrupting data or causing operational disruption. Cyber incidents also may be caused in a manner that does not require unauthorized access, such as causing denial-of-service attacks on websites (e.g., efforts to make network services unavailable to intended users). A cyber incident that affects Realbotix might cause disruptions and adversely affect their respective business operations and might also result in violations of applicable law (e.g., personal information protection laws), each of which might result in potentially significant financial losses and liabilities, regulatory fines and penalties, reputational harm, and reimbursement and other compensation costs to Realbotix. In addition, substantial costs might be incurred to investigate, remediate, and prevent cyber incidents.

We expect to incur significant transaction costs in connection with the Realbotix Transactions.

We expect to incur a number of non-recurring costs associated with negotiating and completing the Realbotix Transaction. These fees and costs have been, and will continue to be, substantial and, in many cases, will be borne by us whether or not the Realbotix Transaction is completed. A substantial majority of our non-recurring expenses will consist of transaction costs related to the Realbotix Transactions and include, among others, fees paid to financial, legal, accounting and other advisors. We will continue to assess the magnitude of these costs, and we may incur additional unanticipated costs. The costs described above and any unanticipated costs and expenses, many of which will be borne by us even if the Realbotix Transaction is not completed, could have an adverse effect on our financial condition and operating results.

JULY 2026 PIPE FINANCING

On July 28, 2026, the Company entered into a Securities Purchase Agreement with the PIPE Investor, pursuant to which the Company issued and sold an aggregate of 37,812 shares of Series F Preferred Stock. The Series F Preferred Stock was issued by the Company to the PIPE Investor in consideration for (i) the satisfaction, in lieu of a cash payment, of the Company’s $30,000,000 commitment fee payable to the PIPE Investor under the July 2026 ELOC Purchase Agreement and (ii) an additional $249,600 cash investment. Concurrently with entering into the Securities Purchase Agreement, the Company also entered into a registration rights agreement with the PIPE Investor, pursuant to which it has agreed to provide the PIPE Investor with certain registration rights related to the shares of Common Stock issuable upon conversion of the Series F Preferred Stock.

This registration statement registers the resale of up to 100,000,000 shares of Common Stock issuable upon conversion of the Series F Preferred Stock. Because the Company does not currently have a sufficient number of authorized but unissued shares of Common Stock to register all shares issuable upon conversion of the Series F Preferred Stock, this registration statement does not cover all such shares. Subject to stockholder approval of an increase in the Company’s authorized Common Stock and the terms of the Registration Rights Agreement, the Company expects to file one or more additional registration statements covering additional shares issuable upon conversion of the Series F Preferred Stock.

The material terms of the Series F Preferred Stock are set forth below.

Series F Preferred Stock

Series F Certificate of Designations

General. Pursuant to the Series F Certificate of Designations, the Company has authorized the issuance of up to 42,000 shares of Series F Preferred Stock, each having a stated value of $1,000 per share (the “Stated Value”).

Ranking. Except (i) for the Series C Preferred Stock of the Company, Series D Preferred Stock of the Company and Series E Preferred Stock of the Company (in each case, as issued pursuant to the applicable certificate of designations with respect thereto as in effect as of the initial issuance date of the Series F Preferred Stock), each of which shall be of pari passu rank to the Series F Preferred Stock (the “Parity Stock”), and (ii) to the extent that the Required Holders (as defined in the Series F Securities Purchase Agreement) expressly consent to the creation of Parity Stock or Senior Preferred Stock, all shares of capital stock of the Company will be junior in rank to the Series F Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. The Series F Preferred Stock ranks junior to any Senior Preferred Stock, pari passu with the Parity Stock and senior to all Junior Stock with respect to dividend rights and rights upon liquidation, winding up and dissolution.

Dividends. Subject to the senior rights of any Senior Preferred Stock and pari passu with the holders of Parity Stock, the holders of Series F Preferred Stock are entitled to dividends (the “Dividends”), when and as declared by the Company’s Board, from time to time, in its sole discretion, which Dividends shall be paid by the Company out of funds legally available therefor, payable, subject to the conditions and other terms hereof, in cash, in securities of the Company or any other entity, or using assets as determined by the Board on the Stated Value of such share of Series F Preferred Stock. In addition, from and after the occurrence and during the continuance of any Triggering Event, dividends (“Default Dividends”) will accrue on the Stated Value of each share of Series F Preferred Stock at a rate of fifteen percent (15.0%) (the “Default Rate”) per annum. Default Dividends are payable by way of inclusion of Default Dividends in the Conversion Amount on each Conversion Date or upon any redemption, as applicable. In the event that such Triggering Event is subsequently cured (and no other Triggering Event then exists), the accrual of Default Dividends will cease to be effective as of the calendar day immediately following the date of such cure; provided that Default Dividends accrued during the continuance of such Triggering Event will remain payable to the extent attributable to the period from the occurrence of the Triggering Event through the date of its cure.

Conversion Rights:

Conversion at Option of Holder. Each holder is entitled to convert any portion of the outstanding Series F Preferred Stock held by such holder into validly issued, fully paid and non-assessable Conversion Shares at the Conversion Rate (as defined below). Except as otherwise provided in the Series F Certificate of Designations, the number of Conversion Shares issuable upon conversion of any Series F Preferred Share will be determined by dividing (x) the Conversion Amount (as defined below) of such Series F Preferred Share by (y) the Conversion Price (the “Conversion Rate”). As used herein, the term “Conversion Amount” means, with respect to each Series F Preferred Share, as of the applicable date of determination, the sum of (1) the Stated Value thereof plus (2) any Additional Amount thereon as of such date of determination plus (3) any other amounts owed to such holder pursuant to the terms of the Series F Certificate of Designations or any other Transaction Document; and the term “Conversion Price” means, with respect to each Series F Preferred Share, as of any Conversion Date or other date of determination, $0.9767, subject to adjustment as provided in the Series F Certificate of Designations.

Conversion at the Option of the Holder Upon the Occurrence of a Triggering Event. After the Stockholder Approval Date (as defined in the Series F Securities Purchase Agreement), if a Triggering Event occurs and is continuing, at any time after the earlier of a holder’s receipt of a Triggering Event Notice (as defined below) and such holder becoming aware of such Triggering Event (such earlier date, the “Alternate Conversion Right Commencement Date”) and ending on the twentieth (20th) Trading Day after the later of (x) the date such Triggering Event is cured and (y) such holder’s receipt of a Triggering Event Notice (such ending date, the “Alternate Conversion Right Expiration Date”, and each such period, an “Alternate Conversion Right Period”), such holder may, at such holder’s option, by delivery of a Conversion Notice to the Company (the date of any such Conversion Notice, each an “Alternate Conversion Date”), convert all, or any number of shares of Series F Preferred Stock held by such holder into shares of Common Stock at the Alternate Conversion Price (each, an “Alternate Triggering Event Conversion”). Additionally, at any time after the Stockholder Approval Date, the holder may convert any number of shares of Series F Preferred Stock held by such holder into shares of Common Stock at the Alternate Optional Conversion Price (each, an “Alternate Optional Conversion”). Collectively, the Alternate Triggering Event Conversions and the Alternate Optional Conversions are referred to herein as “Alternate Conversions.”

As used herein:

“Adjusted Floor Price” means, as of each six-month anniversary of the Initial Issuance Date (each, a “Floor Adjustment Date”), the lower of (i) the Floor Price then in effect and (ii) 20% of the lower of (x) the Nasdaq closing price of the Common Stock on the Trading Day immediately preceding such Floor Adjustment Date and (y) the average Nasdaq closing price of the Common Stock during the five Trading Days ending on the Trading Day immediately preceding such Floor Adjustment Date, in each case subject to adjustment for stock splits, stock dividends, stock combinations and similar events.

“Alternate Conversion Price” means, with respect to any Alternate Conversion, the Alternate Optional Conversion Price or the Alternate Triggering Event Conversion Price, as applicable, with respect thereto.

“Alternate Conversion Floor Amount” means an amount equal to the product obtained by multiplying (A) the higher of (i) the highest price that the Common Stock trades at on the Trading Day immediately preceding the relevant Alternate Conversion Date and (ii) the applicable Alternate Conversion Price and (B) the difference obtained by subtracting (i) the number of shares of Common Stock delivered (or to be delivered) to such holder on the applicable Share Delivery Deadline (as defined in the Series F Certificate of Designations) with respect to such Alternate Conversion from (ii) the quotient obtained by dividing (x) the applicable Conversion Amount that such holder has elected to be the subject of the applicable Alternate Conversion, by (y) the applicable Alternate Conversion Price, without giving effect to clause (x) of such definition.

“Alternate Optional Conversion Price” means, with respect to any Alternate Optional Conversion, that price which will be the lowest of (i) the applicable Conversion Price as in effect on the applicable Conversion Date of the applicable Alternate Optional Conversion, and (ii) the greater of (x) the Floor Price and (y) 95% of the lowest VWAP of the Common Stock during the five (5) consecutive Trading Day period ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable Conversion Notice (such period, the “Alternate Optional Conversion Measuring Period”). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such Alternate Optional Conversion Measuring Period.

“Alternate Triggering Event Conversion Price” means, with respect to any Alternate Triggering Event Conversion, that price which will be the lowest of (i) the applicable Conversion Price as in effect on the applicable Conversion Date of the applicable Alternate Triggering Event Conversion, and (ii) the greater of (x) the Floor Price and (y) 90% of the lowest VWAP of the Common Stock during the five (5) consecutive Trading Day period ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable Conversion Notice (such period, the “Alternate Triggering Event Conversion Measuring Period”). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such Alternate Triggering Event Conversion Measuring Period.

“Floor Price” means $0.19534 (or such lower amount as permitted, from time to time, by the Principal Market), subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events; provided that (a) if, on any Floor Adjustment Date, the Floor Price then in effect is higher than the Adjusted Floor Price with respect to such Floor Adjustment Date, the Floor Price shall automatically be reduced to such Adjusted Floor Price and (b) the Company may lower the Floor Price to such price as the Company and the Required Holders may agree, from time to time.

“Triggering Event Notice” means written notice from the Company delivered to each holder within two Business Days (as defined in the Series F Securities Purchase Agreement) after the occurrence of a Triggering Event that includes (i) a reasonable description of the applicable Triggering Event, (ii) a certification as to whether, in the reasonable opinion of the Company, such Triggering Event is capable of being cured and, if applicable, a reasonable description of any existing plans of the Company to cure such Triggering Event and (iii) a certification as to the date the Triggering Event occurred and, if cured on or prior to the date of such Triggering Event Notice, the applicable Alternate Conversion Right Expiration Date.

“Triggering Event” includes, but is not limited to, the following, subject to certain cure periods as set forth in the Series F Certificate of Designations:

(i) the failure to file a registration statement for the resale of the shares of Common Stock underlying the Series F Preferred Stock, or the failure of the applicable registration statement to be declared effective by the SEC, ten (10) days after the applicable deadline;

(ii) the failure to maintain the effectiveness of a registration statement pursuant to the terms of the Registration Rights Agreement;

(iii) the suspension from trading or the failure of the Common Stock to be trading or listed (as applicable) on an Eligible Market for a period of five (5) consecutive Trading Days;

(iv) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within the requisite time frame;

(v) failure to maintain authorized but unissued shares equal to 150% of the shares of Common Stock issuable upon conversion of the Series F Preferred Stock (assuming conversion at the Floor Price then in effect and without regard to the beneficial ownership limitation);

(vi) failure to remove any restrictive legend on any certificate or any shares of Common Stock issued to the applicable Holder upon conversion or exercise (as the case may be) of any Securities (as defined in the Series F Securities Purchase Agreement) acquired by such Holder under the Transaction Documents as and when required by such Securities or the Series F Securities Purchase Agreement, as applicable, unless otherwise then prohibited by applicable federal securities laws, and any such failure remains uncured for at least five (5) days;

(vii) the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $500,000 of Indebtedness of the Company or any of its Subsidiaries (as defined in the Series F Securities Purchase Agreement);

(viii) the institution, commencement, court order or decree by or against the Company or any Subsidiary of certain bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors;

(ix) the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;

(x) the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of forty-five (45) consecutive days;

(xi) a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within forty-five (45) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within forty-five (45) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $500,000 amount set forth above so long as the Company provides each Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to each Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within forty-five (45) days of the issuance of such judgment;

(xii) the Company and/or any Subsidiary, individually or in the aggregate, either (i) fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $500,000 due to any third party (other than, with respect to unsecured Indebtedness only, payments contested by the Company and/or such Subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP) or is otherwise in breach or violation of any agreement for monies owed or owing in an amount in excess of $500,000, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding the Company or any Subsidiary, which default or event of default would or is likely to have a material adverse effect on the business, assets, operations (including results thereof), liabilities, properties, condition (including financial condition) or prospects of the Company or any of its Subsidiaries, individually or in the aggregate;

(xiii) the Company or any Subsidiary breaches any representation or warranty in any material respect (other than representations or warranties subject to Material Adverse Effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of five (5) consecutive Trading Days;

(xiv) a false or inaccurate certification (including a false or inaccurate deemed certification) by the Company that either (A) the Equity Conditions are satisfied, (B) there has been no Equity Conditions Failure, or (C) as to whether any Triggering Event has occurred;

(xv) any breach or failure in any respect by the Company or any Subsidiary to comply with any provision of Section 13 of the Series F Certificate of Designations;

(xvi) any Series F Preferred Stock remain outstanding on or after January 28, 2028;

(xvii) any Change of Control occurs without the prior written consent of the Required Holders, which consent will not be unreasonably withheld, conditioned or delayed;

(xviii) any Material Adverse Effect occurs; or

(xix) any provision of any Transaction Document will at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Company, or the validity or enforceability thereof is contested, directly or indirectly, by the Company or any Subsidiary, or a proceeding is commenced by the Company, any Subsidiary or any Governmental Authority having jurisdiction over any of them seeking to establish the invalidity or unenforceability thereof, or the Company or any Subsidiary denies in writing that it has any liability or obligation purported to be created under one or more Transaction Documents.

Stock Combination Event Adjustment. In addition to the adjustments set forth above, if at any time and from time to time on or after the Subscription Date there occurs any share split, share dividend, stock combination recapitalization or other similar transaction involving the Common Stock (each, a “Stock Combination Event”), and the Event Market Price is less than the Conversion Price then in effect (after giving effect to the adjustment for such Stock Combination Event), the Conversion Price will be reduced (but not increased) to the Event Market Price.

Adjustments for Variable Price Security Issuances. If the Company in any manner issues or sells or enters into any agreement to issue or sell, any Common Stock, Options or Convertible Securities (other than with respect to a Permitted Equity Line (as defined in the Series F Securities Purchase Agreement)) (any such securities, “Variable Price Securities”) after the Subscription Date (as defined in the Series F Certificate of Designations) that are issuable pursuant to such agreement or convertible into or exchangeable or exercisable for shares of Common Stock at a price which varies or may vary with the market price of the shares of Common Stock, including by way of one or more reset(s) to a fixed price, but exclusive of such formulations reflecting share splits, share combinations and share dividends (each of the formulations for such variable price being herein referred to as, the “Variable Price”), the Company shall provide written notice thereof via electronic mail and overnight courier to each Holder on the date of such agreement and/or the issuance of such shares of Common Stock, Convertible Securities or Options, as applicable. From and after the date the Company enters into such agreement or issues any such Variable Price Securities, each Holder shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Conversion Price upon conversion of the Series F Preferred Stock by designating in the Conversion Notice delivered upon any conversion of Series F Preferred Stock that solely for purposes of such conversion such Holder is relying on the Variable Price rather than the Conversion Price then in effect. A Holder’s election to rely on a Variable Price for a particular conversion of Series F Preferred Stock shall not obligate such Holder to rely on a Variable Price for any future conversions of Series F Preferred Stock.

Adjustments for Dilutive Issuances. If and whenever the Company grants, issues or sells (or enters into any agreement to grant, issue or sell), or in accordance with the Series F Certificate of Designations is deemed to have granted, issued or sold, but excluding any Excluded Securities (as defined in the Series F Certificate of Designations) granted, issued or sold or deemed to have been granted, issued or sold, any shares of Common Stock for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such granting, issuance or sale or deemed granting, issuance or sale (such Conversion Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Conversion Price then in effect will be reduced to an amount equal to the New Issuance Price.

Voluntary Adjustment Right. Subject to the rules and regulations of the Principal Market, the Company may, at any time while any Series F Preferred Stock remains outstanding, with the prior written consent of the Required Holders, reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board.

Change of Control Exchange. Upon a Change of Control of the Company, each Holder may require the Company to exchange such Holder’s Series F Preferred Stock for consideration equal to the Change of Control Election Price, to be satisfied, at the Company’s election, in either (i) cash or (ii) rights, subject to a beneficial ownership limitation substantially similar to that applicable to the Series F Preferred Stock, that are convertible, in whole or in part and without additional consideration, into the Corporate Event Consideration to which such Holder would have been entitled had such Holder converted its Series F Preferred Stock immediately prior to the consummation of the Change of Control.

Fundamental Transactions. The Series F Certificate of Designations prohibits the Company from entering into specified Fundamental Transactions (including, without limitation, mergers, consolidations, business combinations and similar transactions) unless, among other things, (i) the successor entity assumes in writing all of the Company’s obligations under the Series F Certificate of Designations and the other Transaction Documents pursuant to agreements satisfactory to the Required Holders, (ii) the successor entity (including any parent entity) is a publicly traded corporation whose common stock is listed on an Eligible Market, and (iii) each holder is entitled thereafter, upon conversion or redemption of the Series F Preferred Stock, to receive the securities or other consideration that such holder would have received had its Series F Preferred Stock been converted immediately prior to the Fundamental Transaction. A holder may elect to waive these protections with respect to a particular Fundamental Transaction.

Redemption Rights:

Optional Redemption by the Company. At any time, the Company shall have the right to redeem all, or any part, pro rata based on the number of the shares of Series F Preferred Stock then held by the Holders, of the Series F Preferred Stock then outstanding (the “Company Optional Redemption Amount”) on the Company Optional Redemption Date (a “Company Optional Redemption”). The Series F Preferred Stock subject to redemption shall be redeemed by the Company in cash at a price (the “Company Optional Redemption Price”) equal to 125% of the greater of (i) the Conversion Amount being redeemed as of the Company Optional Redemption Date and (ii) the product of (1) the Conversion Rate with respect to the Conversion Amount being redeemed as of the Company Optional Redemption Date (as defined in the Series F Certificate of Designations) multiplied by (2) the greatest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Company Optional Redemption Notice Date (as defined in the Series F Certificate of Designations) and ending on the Trading Day immediately prior to the date the Company makes the entire payment required to be made. The Company may not effect a Company Optional Redemption while any Triggering Event is continuing. Prior to payment of the applicable Company Optional Redemption Price in full, a Holder may convert all or any portion of the Company Optional Redemption Amount into shares of Common Stock in accordance with the terms of the Series F Certificate of Designations. In connection with a Going Private Transaction, the Company may effect a Company Optional Redemption using the Change of Control Election Price in lieu of the Company Optional Redemption Price.

Voting Rights. Except as required by applicable law (including the Delaware General Corporation Law) or as expressly provided in the Series F Certificate of Designations, the holders of the Series F Preferred Stock have no voting rights. To the extent the holders of the Series F Preferred Stock are entitled to vote separately as a class or series under applicable law, the affirmative vote or written consent of the Required Holders will constitute the approval of such action. In addition, to the extent holders of the Series F Preferred Stock are entitled to vote together with the holders of Common Stock as a single class, each share of Series F Preferred Stock entitles the holder to a number of votes equal to the number of shares of Common Stock into which such share is then convertible (subject to the applicable beneficial ownership limitation). Holders of the Series F Preferred Stock are also entitled to receive notice of stockholder meetings and written consents, including copies of proxy materials and other information sent to stockholders, with respect to matters on which they are entitled to vote.

Covenants. The Series F Certificate of Designations contains a variety of affirmative and negative covenants that are customary for transactions of this type. Among other things, the Company has agreed to maintain sufficient authorized shares of Common Stock for issuance upon conversion of the Series F Preferred Stock, preserve the listing of its Common Stock on an Eligible Market, comply with certain notice and information requirements, and refrain from taking actions that would impair the rights of the holders of the Series F Preferred Stock. In addition, subject to limited exceptions, the Company may not redeem, repurchase or declare dividends or other distributions on its junior capital stock, create or authorize any senior or pari passu preferred stock, issue additional Series F Preferred Stock (except as contemplated by the Series F Securities Purchase Agreement), or otherwise take specified actions affecting the rights of the holders of the Series F Preferred Stock without the consent of the Required Holders.

Ownership Limitation. In no event may any Series F Preferred Stock be converted and shares of Common Stock be issued to any Holder if, after giving effect to such conversion, the Holder (together with its affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable rules and regulations thereunder) would beneficially own more than 4.99% of the outstanding shares of Common Stock after giving effect to such conversion (the “Beneficial Ownership Limitation”). At the election of a Holder, the Beneficial Ownership Limitation may be increased or decreased to any other percentage not in excess of 9.99%; provided that any increase will not be effective until the sixty-first (61st) day after notice thereof is delivered to the Company.

Exchange Right. If the Company or any of its Subsidiaries consummates any Subsequent Placement (as defined in the Series F Securities Purchase Agreement) (other than with respect to Excluded Securities), and a holder elects in writing to the Company to participate in such Subsequent Placement, each such holder may, at the option of such holder as elected in writing to the Company, exchange all, or any part, of the Series F Preferred Stock of such holder into the securities in such Subsequent Placement (with the aggregate amount of such securities to be issued in such exchange equal to such aggregate amount of such securities with a purchase price valued at a 20% premium on the Conversion Amount of the Series F Preferred Stock delivered by such holder in exchange therefor).

Reservation Requirements. So long as any Series F Preferred Stock remains outstanding, the Company will at all times reserve at least 150% of the number of shares of Common Stock as will from time to time be necessary to effect the conversion, including any Alternate Conversions, of all Series F Preferred Stock then outstanding, assuming conversion at the Floor Price then in effect and without regard to any limitations on conversion.

Conditions Precedent to Closing: As set forth in the Series F Securities Purchase Agreement, the obligations of each party to consummate the private placement are conditioned upon, among other things, customary closing conditions.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any shares of Common Stock by the Selling Stockholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of shares pursuant to this prospectus. The Series F Preferred shares were issued by us to the Selling Stockholders in the July 2026 PIPE Offering for an aggregate purchase price of $30,249,600, which was satisfied in part in cash and in part by the cancellation of certain commitment fees which we owed to the PIPE Investor.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will offer Common Stock at the prevailing market prices or a privately negotiated price as it may determine from time to time.

The offering price of our Common Stock to be sold by the Selling Stockholders does not necessarily bear any relationship to our book value, assets, past operating results, financial condition, or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

In addition, there is no assurance that our Common Stock will trade at market prices in excess of the offering price as prices for our Common Stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DESCRIPTION OF CAPITAL STOCK

General

Our Amended and Restated Certificate of Incorporation authorizes the issuance of up to 250,000,000 shares of Common Stock, $0.00001 par value per share, and 10,000,000 shares of preferred stock, $0.00001 par value per share. As of the date of this prospectus, we have 3,949,107 shares of Common Stock outstanding, 7 shares of Series C Preferred Stock issued and outstanding, 8,156 shares of Series D Preferred Stock issued and outstanding, and 0 shares of Series E Preferred Stock issued and outstanding. Our shares of Common Stock are held of record by approximately 12 stockholders.

Common Stock

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “ONCO.”

Under the terms of our Amended and Restated Certificate of Incorporation, holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as our Board from time to time may determine. Our Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of our Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock and Warrants

Under the terms of our Amended and Restated Certificate of Incorporation, our Board is authorized, without further action by the stockholders, to establish one or more class or series, and fix the relative rights and preferences of the company’s undesignated capital stock.

Series C Preferred Stock

As of August 10, 2026, there are 7 shares of Series C Preferred Stock issued and outstanding convertible into 77 shares of Common Stock.

Conversion Rights:

Conversion at Option of Holder. Each holder is entitled to convert any portion of the outstanding Series C Preferred Stock held by such holder into validly issued, fully paid and non-assessable Series C Conversion Shares at the Series C Conversion Rate. Except as otherwise provided in the Series C Certificate of Designations, the number of Conversion Shares issuable upon conversion of any Series C Preferred Share will be determined by dividing (x) the Conversion Amount of such Series C Share by (y) the Conversion Price (the “Series C Conversion Rate”). As used herein, the term “Conversion Amount” means, with respect to each Series C Preferred Share, as of the applicable date of determination, the sum of (1) the Stated Value thereof plus (2) any Series C Default Dividends thereon as of such date of determination plus (3) any other amounts owed to such investor pursuant to the terms of the Series C Certificate of Designations or any other Transaction Document; and the term “Conversion Price” means, with respect to each Series C Preferred Share, as of any Conversion Date or other date of determination, $225.28  on a post-reverse split basis, subject to adjustment as provided in the Series C Certificate of Designations.

Conversion at the Option of the Holder Upon the Occurrence of a Triggering Event. After the Stockholder Approval Date (as defined in the Series C Securities Purchase Agreement), if a Triggering Event occurs and is continuing, at any time after the earlier of a holder’s receipt of a Triggering Event Notice and such holder becoming aware of such Triggering Event (such earlier date, the “Alternate Conversion Right Commencement Date”) and ending on the twentieth (20th) Trading Day after the later of (x) the date such Triggering Event is cured and (y) such holder’s receipt of a Triggering Event Notice (such ending date, the “Alternate Conversion Right Expiration Date”, and each such period, an “Alternate Conversion Right Period”), such holder may, at such holder’s option, by delivery of a Conversion Notice to the Company (the date of any such Conversion Notice, each an “Alternate Conversion Date”), convert all, or any number of Series C Preferred Stock held by such holder into shares of Common Stock at the Alternate Conversion Price (each, an “Alternate Conversion”).

As used herein with respect to the Series C Preferred Stock:

“Alternate Conversion Price” means, with respect to any Alternate Conversion that price which will be the lowest of (i) the applicable Conversion Price as in effect on the applicable Conversion Date of the applicable Alternate Conversion, and (ii) the greater of (x) the Floor Price and (y) 80% of the lowest VWAP of the Common Stock during the five (5) consecutive Trading Day period ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable Conversion Notice (such period, the “Alternate Conversion Measuring Period”). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such Alternate Conversion Measuring Period.

“Alternate Conversion Floor Amount” means an amount equal to the product obtained by multiplying (A) the higher of (i) the highest price that the Common Stock trades at on the Trading Day immediately preceding the relevant Alternate Conversion Date and (ii) the applicable Alternate Conversion Price and (B) the difference obtained by subtracting (i) the number of shares of Common Stock delivered (or to be delivered) to such holder on the applicable Share Delivery Deadline with respect to such Alternate Conversion from (ii) the quotient obtained by dividing (x) the applicable Conversion Amount that such holder has elected to be the subject of the applicable Alternate Conversion, by (y) the applicable Alternate Conversion Price, without giving effect to the Floor Price.

“Floor Price” means $50.00 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events), or, subject to the rules and regulations of the Principal Market, such lower price as the Company and the Required Holders may agree, from time to time.

“Triggering Event Notice” means written notice from the Company delivered to each holder within two Business Days after the occurrence of a Triggering Event) that includes (i) a reasonable description of the applicable Triggering Event, (ii) a certification as to whether, in the reasonable opinion of the Company, such Triggering Event is capable of being cured and, if applicable, a reasonable description of any existing plans of the Company to cure such Triggering Event and (iii) a certification as to the date the Triggering Event occurred and, if cured on or prior to the date of such Triggering Event Notice, the applicable Alternate Conversion Right Expiration Date.

“Triggering Event” includes, but is not limited to, the following, subject to certain cure periods as set forth in the Series C Certificate of Designations:

(i) the failure to file a registration statement for the resale of the shares of Common Stock underlying the Series C Preferred Stock and the Series C Warrants, or the failure of the applicable Registration Statement to be declared effective by the SEC, ten (10) days after the applicable deadline;

(ii) the failure to maintain the effectiveness of a registration statement pursuant to the terms of the Registration Rights Agreement;

(iii) the suspension from trading or the failure of the Common Stock to be trading or listed (as applicable) on an Eligible Market for a period of five (5) consecutive Trading Days;

(iv) failure to cure a Conversion Failure or a Delivery Failure (as defined in the Series C Warrants) by delivery of the required number of shares of Common Stock within the requisite time frame;

(v) failure to maintain authorized, but unissued shares equal to 150% of the shares underlying the Series C Preferred Stock and the Series C Warrants;

(vi) the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $500,000 of Indebtedness of the Company or any of its Subsidiaries, or a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against the Company and/or any of its Subsidiaries;

(vii) the institution, commencement, court order or decree by or against the Company or any Subsidiary of certain bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors (the “Bankruptcy Triggering Events”);

 (viii) the Company and/or any Subsidiary, individually or in the aggregate, either (i) fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $500,000 due to any third party (other than, with respect to unsecured Indebtedness only, payments contested by the Company and/or such Subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP) or is otherwise in breach or violation of any agreement for monies owed or owing in an amount in excess of $500,000, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding the Company or any Subsidiary, which default or event of default would or is likely to have a material adverse effect on the business, assets, operations (including results thereof), liabilities, properties, condition (including financial condition) or prospects of the Company or any of its Subsidiaries, individually or in the aggregate;

(ix) the Company or any Subsidiary breaches any representation or warranty in any material respect (other than representations or warranties subject to Material Adverse Effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of any Transaction Document;

(x) a false or inaccurate certification (including a false or inaccurate deemed certification) by the Company that either (A) the Equity Conditions are satisfied, (B) there has been no Equity Conditions Failure, or (C) as to whether any Triggering Event has occurred;

(xi) any breach or failure in any respect by the Company or any Subsidiary to comply with any provision of the covenants included in the Series C Certificate of Designations;

(xii) any Series C Preferred Stock remain outstanding on or after April 2, 2026;

(xiii) any Change of Control occurs without the prior written consent of the Required Holders, which consent will not be unreasonably withheld, conditioned or delayed;

(xiv) any Material Adverse Effect occurs; or

(xv) any provision of any Transaction Document will at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Company, or the validity or enforceability thereof is contested.

Conversion Price Adjustments. If on the ninetieth (90th) calendar day and one hundred eightieth (180) calendar day (each an “Adjustment Date”) following the occurrence of the later of (x) the date that Company stockholders approve the transaction and all securities issuable to the Series C PIPE Investors in connection therewith, as required by Nasdaq (“Stockholder Approval”) and (y) the earlier of (a) the effective date of the registration statement to be filed pursuant to the Registration Rights Agreement and (b) the date that the Series C Preferred Stock is eligible to be resold without restriction under Rule 144 of the Securities Act, as amended (the “Securities Act”), the Conversion Price then in effect is greater than the Market Price then in effect (the “Adjustment Price”), the Conversion Price will automatically lower to the Adjustment Price. As used herein, “Market Price” means, with respect to any Adjustment Date, the greater of (x) the Floor Price and (y) the lowest closing price of the Common Stock on the Principal Market on any Trading Day during the five (5) Trading Day period ended on, and including, the Trading Day ended immediately prior to such applicable Adjustment Date (each, a “Market Price Measuring Period”). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such applicable Market Price Measuring Period. Only downward adjustments will be made.

Share Combination Event Adjustment. In addition to the adjustments set forth above, if at any time and from time to time on or after Stockholder Approval, there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving the Common Stock (each, a “Share Combination Event”, and such date thereof, the “Share Combination Event Date”) and the lowest VWAP during the ten consecutive (10) Trading Day period ending and including the fifth (5) Trading Day immediately preceding the Share Combination Event Date (the “Event Market Price”) (provided if the Share Combination Event is effective after close of trading on the primary Trading Market, then commencing on the next Trading Day which period will be the “Share Combination Adjustment Period”) is less than the Conversion Price then in effect, then at the close of trading on the primary Trading Market on the last day of the Share Combination Adjustment Period, the Conversion Price then in effect on such fifth (5th) Trading Day will be reduced (but in no event increased) to the Event Market Price, but not less than the Floor Price. Notwithstanding the foregoing, if one or more Share Combination Events occur prior to Stockholder Approval being obtained and a reduction of the Conversion Price did not occur, once Stockholder Approval is obtained, the Conversion Price will automatically be reduced to equal the lowest Event Market Price with respect to any Share Combination Event that occurred prior to Stockholder Approval being obtained, but not less than the Floor Price.

Adjustments for Dilutive Issuances or Variable Price Securities. If and whenever the Company grants, issues or sells (or enters into any agreement to grant, issue or sell), or pursuant to the provisions of the Series C Certificate of Designations is deemed to have done any of the foregoing, but excluding any Excluded Securities granted, issued or sold or deemed to have been granted, issued or sold, any shares of Common Stock for a consideration price per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such granting, issuance or sale (such Conversion Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Conversion Price then in effect will be reduced to an amount equal to the New Issuance Price.

Additionally, if the Company grants, issues or sells (or enters into any agreement to grant, issue or sell) securities that are issuable pursuant to such agreement or convertible into or exchangeable or exercisable for shares of Common Stock at a price which varies or may vary with the market price of the shares of Common Stock, including by way of one or more reset(s) to a fixed price, (each of the formulations for such variable price being herein referred to as, the “Variable Price”), the holder shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Conversion Price.

Voluntary Adjustment Right. Subject to the rules and regulations of the Principal Market, the Company has the right, at any time, with the written consent of the Required Holders, to lower the fixed conversion price to any amount and for any period of time deemed appropriate by the Company board of directors.

Change of Control Exchange. Upon a change of control of the Company, each holder may require the Company to exchange the holder’s shares of Series C Preferred Stock for consideration equal to the change of Control Election Price, to be satisfied at the Company’s election in either (x) cash or (y) rights convertible into such securities or other assets to which such holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such holder upon consummation of such corporate event.

Fundamental Transactions. The Series C Certificate of Designations prohibits the Company from entering specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless the Company (or the Company’s successor) assumes in writing all of the Company’s obligations under the of Common Stock, except as provided in the transaction documents in connection with the Series C Purchase Agreement.

Redemption Rights:

Optional Redemption by the Company. At any time, the Company has the right to redeem in cash all, but not less than all, of the Series C Preferred Stock then outstanding at a price (the “Company Optional Redemption Price”) equal to 125% of the greater of (i) the Conversion Amount being redeemed and (ii) the product of (1) the Series C Conversion Rate with respect to the Conversion Amount being redeemed multiplied by (2) the greatest closing sale price of the Company’s Common Stock on any Trading Day during the period commencing on the date immediately preceding the date the Company notifies the holders of its election to redeem and the date the Company makes the entire payment required.

Mandatory Redemption by the Company Upon a Bankruptcy Triggering Event. Upon the occurrence and continuation of a Bankruptcy Triggering Event, the Company will immediately redeem, in cash, each of the Series C Preferred Stock then outstanding at a redemption price equal to the greater of (i) the product of (A) the Conversion Amount to be redeemed multiplied by (B) 125% and (ii) the product of (X) the Series C Conversion Rate with respect to the Conversion Amount in effect immediately following the date of initial public announcement (or public filing of bankruptcy documents, as applicable) of such Bankruptcy Triggering Event multiplied by (Y) the product of (1) 125% multiplied by (2) the greatest closing sale price of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Bankruptcy Triggering Event and ending on the date the Company pays the entire payment required, provided that a Holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Triggering Event, in whole or in part, and any such waiver will not affect any other rights of such Holder or any other Holder hereunder, including any other rights in respect of such Bankruptcy Triggering Event or any right to conversion (or Alternate Conversion), as applicable.

Voting Rights. The holders of the Series C Preferred Stock have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and are not entitled to call a meeting of such holders for any purpose nor are they entitled to participate in any meeting of the holders of Common Stock, except as provided in the Series C Certificate of Designations (or as otherwise required by applicable law).

Covenants. The Series C Certificate of Designations contains a variety of obligations on the Company’s part not to engage in specified activities, which are typical for transactions of this type. In particular, the Company will not, and will cause the Company’s subsidiaries to not, redeem, repurchase or declare any dividend or distribution on any of its capital stock (other than as required under the Series C Certificate of Designations). In addition, the Company will not issue any preferred stock or issue any other securities that would cause a breach or default under the of Series C Certificate of Designations or Series C Warrants.

Ownership Limitation. In no event may any Series C Preferred Stock be converted (or Series C Warrants be exercised) and shares of Common Stock be issued to any holder if after giving effect to the issuance of shares of Common Stock upon such conversion of the Series C Preferred Stock (or exercise of the Series C Warrants), the holder (together with its affiliates, if any) would beneficially own more than 4.99% of the outstanding shares of Common Stock, which we refer to herein as the “Series C PIPE Blocker”). The Series C PIPE Blocker may be raised or lowered to any other percentage not in excess of 9.99% at the option of the applicable holder of the Series C Preferred Stock (or Series C Warrants), except that any raise will only be effective upon 61-days’ prior notice to the Company.

Exchange Right. If the Company or any of its Subsidiaries consummates any Subsequent Placement (other than with respect to Excluded Securities (as defined in the Series C Securities Purchase Agreement)), and a holder elects in writing to the Company to participate in such Subsequent Placement, each such holder may, at the option of such holder as elected in writing to the Company, exchange all, or any part, of the Series C Preferred Stock of such holder into the securities in such Subsequent Placement (with the aggregate amount of such securities to be issued in such exchange equal to such aggregate amount of such securities with a purchase price valued at 120% of the Conversion Amount of the Series C Preferred Stock delivered by such holder in exchange therefor); provided that any such exchange will be subject to all applicable Nasdaq restrictions.

Reservation Requirements. So long as any Series C Preferred Stock remains outstanding, the Company will at all times reserve at least 150% of the number of shares of Common Stock as will from time to time be necessary to effect the conversion of all Series C Preferred Stock then outstanding.

Conditions Precedent to Closing: As set forth in the Series C Securities Purchase Agreement, the obligations of each party to consummate the transactions in connection Series C Securities Purchase Agreement are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the committed equity line of credit.

Series C Warrants

Exercise Price. The exercise price of the Series C Warrants on a post-reverse split basis is $18,615.00, the Nasdaq Minimum Price (as defined below.) The exercise price is subject to adjustment for stock splits, combinations and similar events, and, in the event of stock dividends and splits, the number of shares of Common Stock issuable upon the exercise of the Series C Warrant also will be adjusted so that the aggregate exercise price will be the same immediately before and immediately after any such adjustment.

Exercise Price Adjustments. If on an Adjustment Date, the exercise price then in effect is greater than the Market Price then in effect (the “Warrant Adjustment Price”), the exercise price will automatically lower to the Warrant Adjustment Price. As used herein, “Market Price” means, with respect to any Adjustment Date, the greater of (x) the Floor Price and (y) the lowest closing price of the Common Stock on the Principal Market on any Trading Day during the five (5) Trading Day period ended on, and including, the Trading Day ended immediately prior to such applicable Adjustment Date (each, a “Market Price Measuring Period”). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such applicable Market Price Measuring Period. Only downward adjustments will be made.

Adjustments for Dilutive Issuances or Variable Price Securities. If and whenever the Company grants, issues or sells (or enters into any agreement to grant, issue or sell), or pursuant to the provisions of the Series C Warrant is deemed to have done any of the foregoing, but excluding any Excluded Securities granted, issued or sold or deemed to have been granted, issued or sold any shares of Common Stock for a consideration price per share (the “Warrant New Issuance Price”) less than a price equal to the exercise price in effect immediately prior to such granting, issuance or sale (the foregoing a “Warrant Dilutive Issuance”), then, immediately after such Warrant Dilutive Issuance, the exercise price then in effect will be reduced to an amount equal to the Warrant New Issuance Price.

Additionally, if the Company grants, issues or sells (or enters into any agreement to grant, issue or sell) securities at a Variable Price, the warrant holder shall have the right, but not the obligation, in its sole discretion to exercise the Series C Warrants at the Variable Price.

Exercise Period. The Series C Warrants are exercisable beginning six months after the issuance date (the “Initial Exercisability Date”) and expiring on the third anniversary of the Initial Exercisability Date. The Series C Warrants require “buy-in” payments to be made by us for failure to deliver any shares of Common Stock issuable upon exercise.

Cashless Exercise. If at the time of exercise of the Series C Warrants, there is no effective registration statement registering the shares of the Common Stock underlying the Series C Warrants, such Series C Warrants may be exercised on a cashless basis pursuant to their terms.

Purchase Rights; Participation Rights. If the Company issues options, convertible securities, warrants, shares, or similar securities to holders of the Company shares of the Common Stock, each holder of the Series C Warrant has the right to acquire the same as if the holder had exercised its Series C Warrant. The holders of the Series C Warrants are entitled to receive any dividends paid or distributions made to the holders of the Company’s shares of Common Stock on an “as if converted” basis.

Fundamental Transactions. The Series C Warrants prohibit the Company from entering into specified fundamental transactions unless the successor entity assumes all of the Company obligations under the Series C Warrants under a written agreement before the transaction is completed. Upon specified corporate events, a Series C Warrant holder will thereafter have the right to receive upon an exercise such shares, securities, cash, assets or any other property whatsoever which the holder would have been entitled to receive upon the happening of the applicable corporate event had the Series C Warrant been exercised immediately prior to the applicable corporate event. When there is a transaction involving specified changes of control, a Series C Warrant holder will have the right to force the Company to repurchase the holder’s Series C Warrant for a purchase price in cash equal to the Black Scholes value, as calculated under the Series C Warrants, of the then unexercised portion of the Series C Warrant.

Series D Certificate of Designations

As of August 10, 2026, there are 8,156 shares of Series D Preferred Stock issued and outstanding convertible into 15,325,066 shares of Common Stock.

General. Pursuant to the Series D Certificate of Designations, the Company has authorized the issuance of up to 32,000 shares of Series D Preferred Stock, each having a stated value of $1,000 per share (the “Series D Stated Value”).

Ranking. Except (i) for the Series C Preferred Stock of the Company, which shall be of pari passu rank to the Series D Preferred Stock (the “Series D Parity Stock”), and (ii) to the extent that the Required Holders (as defined in the Series D Securities Purchase Agreement) expressly consent to the creation of Parity Stock or Senior Preferred Stock, all shares of capital stock of the Company will be junior in rank to all Series D Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.

Dividends. The holders of Series D Preferred Stock are entitled to dividends (the “Series D Dividends”), when and as declared by the Board, from time to time, in its sole discretion, which Series D Dividends shall be paid by the Company out of funds legally available therefor, payable, subject to the conditions and other terms hereof, in cash, in securities of the Company or any other entity, or using assets as determined by the Board on the Series D Stated Value of such Series D Preferred Share. In addition, from and after the occurrence and during the continuance of any Triggering Event, dividends (“Series D Default Dividends”) will accrue on the Series D Stated Value of each Series D Preferred Share at a rate of fifteen percent (15.0%) (the “Series D Default Rate”) per annum. Series D Default Dividends are payable by way of inclusion of Series D Default Dividends in the Conversion Amount (as defined below) on each conversion date. In the event that such Triggering Event is subsequently cured (and no other Triggering Event then exists), the accrual of Series D Default Dividends will cease to be effective as of the calendar day immediately following the date of such cure; provided that Series D Default Dividends as calculated and unpaid during the continuance of such Triggering Event will continue to apply to the extent relating to the days after the occurrence of such Triggering Event through and including the date of such cure of such Triggering Event.

Conversion Rights:

Conversion at Option of Holder. Each holder is entitled to convert any portion of the outstanding Series D Preferred Stock held by such holder into validly issued, fully paid and non-assessable Conversion Shares at the Series D Conversion Rate (as defined below). Except as otherwise provided in the Series D Certificate of Designations, the number of Conversion Shares issuable upon conversion of any Series D Preferred Share will be determined by dividing (x) the Conversion Amount (as defined below) of such Series D Preferred Share by (y) the Conversion Price (the “Series D Conversion Rate”). As used herein, the term “Conversion Amount” means, with respect to each Series D Preferred Share, as of the applicable date of determination, the sum of (1) the Series D Stated Value thereof plus (2) any Series D Default Dividends thereon as of such date of determination plus (3) any other amounts owed to such investor pursuant to the terms of the Series D Certificate of Designations or any other Transaction Document; and the term “Conversion Price” means, with respect to each Series D Preferred Share, as of any Conversion Date or other date of determination, $184.48  on a post-reverse split basis, subject to adjustment as provided in the Series D Certificate of Designations.

Conversion at the Option of the Holder Upon the Occurrence of a Triggering Event. After the Stockholder Approval Date (as defined in the Series D Securities Purchase Agreement), if a Triggering Event occurs and is continuing, at any time after the earlier of a holder’s receipt of a Triggering Event Notice (as defined below) and such holder becoming aware of such Triggering Event (such earlier date, the “Alternate Conversion Right Commencement Date”) and ending on the twentieth (20th) Trading Day (as defined in the Series D Securities Purchase Agreement) after the later of (x) the date such Triggering Event is cured and (y) such holder’s receipt of a Triggering Event Notice (such ending date, the “Alternate Conversion Right Expiration Date”, and each such period, an “Alternate Conversion Right Period”), such holder may, at such holder’s option, by delivery of a Conversion Notice to the Company (the date of any such Conversion Notice, each an “Alternate Conversion Date”), convert all, or any number of Series D Preferred Stock held by such holder into shares of Common Stock at the Alternate Conversion Price (each, an “Alternate Conversion”). Additionally, at any time after the Stockholder Approval Date, the Holder may convert any number of Series D Preferred Stock held by such Holder at the Alternate Optional Conversion Price.

As used herein with respect to the Series D Preferred Stock:

“Alternate Conversion Price” means, with respect to any Alternate Conversion that price which will be the lowest of (i) the applicable Conversion Price as in effect on the applicable Conversion Date of the applicable Alternate Conversion, and (ii) the greater of (x) the Floor Price (as defined below) and (y) 90% of the lowest VWAP of the Common Stock during the five (5) consecutive Trading Day period ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable Conversion Notice (such period, the “Alternate Conversion Measuring Period”). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such Alternate Conversion Measuring Period.

“Alternate Conversion Floor Amount” means an amount equal to the product obtained by multiplying (A) the higher of (i) the highest price that the Common Stock trades at on the Trading Day immediately preceding the relevant Alternate Conversion Date and (ii) the applicable Alternate Conversion Price and (B) the difference obtained by subtracting (i) the number of shares of Common Stock delivered (or to be delivered) to such holder on the applicable Share Delivery Deadline (as defined in the Series D Certificate of Designations) with respect to such Alternate Conversion from (ii) the quotient obtained by dividing (x) the applicable Conversion Amount that such holder has elected to be the subject of the applicable Alternate Conversion, by (y) the applicable Alternate Conversion Price, without giving effect to the Floor Price.

“Alternate Optional Conversion Price” means, with respect to any Alternate Conversion that price which will be the lowest of (i) the applicable Conversion Price as in effect on the applicable Conversion Date of the applicable Alternate Conversion, and (ii) the greater of (x) the Floor Price and (y) 95% of the lowest VWAP of the Common Stock during the five (5) consecutive Trading Day period ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable Conversion Notice (such period, the “Alternate Optional Conversion Measuring Period”). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such Alternate Optional Conversion Measuring Period.

“Floor Price” means $5.322 on a post-reverse split and post-adjustment date basis (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events), or, subject to the rules and regulations of the Principal Market (as defined in the Series D Certificate of Designations), such lower price as the Company and the Required Holders may agree, from time to time.

“Triggering Event Notice” means written notice from the Company delivered to each holder within two Business Days (as defined in the Series D Securities Purchase Agreement) after the occurrence of a Triggering Event) that includes (i) a reasonable description of the applicable Triggering Event, (ii) a certification as to whether, in the reasonable opinion of the Company, such Triggering Event is capable of being cured and, if applicable, a reasonable description of any existing plans of the Company to cure such Triggering Event and (iii) a certification as to the date the Triggering Event occurred and, if cured on or prior to the date of such Triggering Event Notice, the applicable Alternate Conversion Right Expiration Date.

“Triggering Event” includes, but is not limited to, the following, subject to certain cure periods as set forth in the Series D Certificate of Designations:

(i) the failure to file a registration statement for the resale of the shares of Common Stock underlying the Series D Preferred Stock and the Warrants, or the failure of the applicable registration statement to be declared effective by the SEC, ten (10) days after the applicable deadline;

(ii) the failure to maintain the effectiveness of a registration statement pursuant to the terms of the Registration Rights Agreement;

(iii) the suspension from trading or the failure of the Common Stock to be trading or listed (as applicable) on an Eligible Market for a period of five (5) consecutive Trading Days;

(iv) failure to cure a Conversion Failure or a Delivery Failure (as defined in the Warrants) by delivery of the required number of shares of Common Stock within the requisite time frame;

(v) failure to maintain authorized, but unissued shares equal to 150% of the shares underlying the Series D Preferred Stock and the Warrants;

(vi) failure to remove any restrictive legend on any certificate or any shares of Common Stock issued to the applicable Holder upon conversion or exercise (as the case may be) of any Securities (as defined in the Series D Securities Purchase Agreement) acquired by such Holder under the Transaction Documents as and when required by such Securities or the Series D Securities Purchase Agreement, as applicable, unless otherwise then prohibited by applicable federal securities laws, and any such failure remains uncured for at least five (5) days;

(vii) the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $500,000 of Indebtedness of the Company or any of its Subsidiaries (as defined in the Series D Securities Purchase Agreement);

(viii) the institution, commencement, court order or decree by or against the Company or any Subsidiary of certain bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors;

(ix) the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;

(x) the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of forty-five (45) consecutive days;

(xi) a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within forty-five (45) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within forty-five (45) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $500,000 amount set forth above so long as the Company provides each Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to each Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within forty-five (45) days of the issuance of such judgment;

(xii) the Company and/or any Subsidiary, individually or in the aggregate, either (i) fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $500,000 due to any third party (other than, with respect to unsecured Indebtedness only, payments contested by the Company and/or such Subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP) or is otherwise in breach or violation of any agreement for monies owed or owing in an amount in excess of $500,000, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding the Company or any Subsidiary, which default or event of default would or is likely to have a material adverse effect on the business, assets, operations (including results thereof), liabilities, properties, condition (including financial condition) or prospects of the Company or any of its Subsidiaries, individually or in the aggregate;

(xiii) the Company or any Subsidiary breaches any representation or warranty in any material respect (other than representations or warranties subject to Material Adverse Effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of five (5) consecutive Trading Days;

(xiv) a false or inaccurate certification (including a false or inaccurate deemed certification) by the Company that either (A) the Equity Conditions are satisfied, (B) there has been no Equity Conditions Failure, or (C) as to whether any Triggering Event has occurred;

(xv) any breach or failure in any respect by the Company or any Subsidiary to comply with any provision of the covenants listed in the Series D Certificate of Designations;

(xvi) any Series D Preferred Stock remain outstanding on or after March 23, 2027;

(xvii) any Change of Control occurs without the prior written consent of the Required Holders, which consent will not be unreasonably withheld, conditioned or delayed;

(xviii) any Material Adverse Effect occurs; or

(xix) any provision of any Transaction Document will at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Company, or the validity or enforceability thereof is contested.

Stock Combination Event Adjustment. In addition to the adjustments set forth above, if at any time and from time to time on or after Stockholder Approval, there occurs any share split, share dividend, stock combination recapitalization or other similar transaction involving the Common Stock (each, a “Stock Combination Event”, and such date thereof, the “Stock Combination Event Date”) and the lowest VWAP during the ten consecutive (10) Trading Day period ending and including the fifth (5) Trading Day immediately preceding the Stock Combination Event Date (the “Event Market Price”) (provided if the Stock Combination Event is effective after close of trading on the primary Trading Market, then commencing on the next Trading Day which period will be the “Stock Combination Adjustment Period”) is less than the Conversion Price then in effect, then at the close of trading on the primary Trading Market on the last day of the Stock Combination Adjustment Period, the Conversion Price then in effect on such fifth (5th) Trading Day will be reduced (but in no event increased) to the Event Market Price. Notwithstanding the foregoing, if one or more Stock Combination Events occur prior to Stockholder Approval being obtained and a reduction of the Conversion Price did not occur, once Stockholder Approval is obtained, the Conversion Price will automatically be reduced to equal the lowest Event Market Price with respect to any Stock Combination Event that occurred prior to Stockholder Approval being obtained.

Adjustments for Variable Price Security Issuances. If the Company in any manner issues or sells or enters into any agreement to issue or sell, any Common Stock, Options or Convertible Securities (other than with respect to a Permitted Equity Line (as defined in the Series D Securities Purchase Agreement)) (any such securities, “Variable Price Securities”) after the Subscription Date (as defined in the Series D Certificate of Designations) that are issuable pursuant to such agreement or convertible into or exchangeable or exercisable for shares of Common Stock at a price which varies or may vary with the market price of the shares of Common Stock, including by way of one or more reset(s) to a fixed price, but exclusive of such formulations reflecting share splits, share combinations and share dividends (each of the formulations for such variable price being herein referred to as, the “Variable Price”), the Company shall provide written notice thereof via electronic mail and overnight courier to each Holder on the date of such agreement and/or the issuance of such shares of Common Stock, Convertible Securities or Options, as applicable. From and after the date the Company enters into such agreement or issues any such Variable Price Securities, each Holder shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Conversion Price upon conversion of the Series D Preferred Stock by designating in the Conversion Notice delivered upon any conversion of Series D Preferred Stock that solely for purposes of such conversion such Holder is relying on the Variable Price rather than the Conversion Price then in effect. A Holder’s election to rely on a Variable Price for a particular conversion of Series D Preferred Stock shall not obligate such Holder to rely on a Variable Price for any future conversions of Series D Preferred Stock.

Adjustments for Dilutive Issuances. If and whenever the Company grants, issues or sells (or enters into any agreement to grant, issue or sell), or pursuant to the provisions of the Series D Certificate of Designations is deemed to have done any of the foregoing, but excluding any Excluded Securities (as defined in the Series D Certificate of Designations) granted, issued or sold or deemed to have been granted, issued or sold, any shares of Common Stock for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such granting, issuance or sale (such Conversion Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Conversion Price then in effect will be reduced to an amount equal to the New Issuance Price.

Voluntary Adjustment Right. Subject to the rules and regulations of the Principal Market, the Company has the right, at any time, with the written consent of the Required Holders, to lower the fixed conversion price to any amount and for any period of time deemed appropriate by the Board.

Change of Control Exchange. Upon a change of control of the Company, each holder may require the Company to exchange the holder’s shares of Series D Preferred Stock for consideration equal to the change of Control Election Price, to be satisfied at the Company’s election in either (x) cash or (y) rights convertible into such securities or other assets to which such holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such holder upon consummation of such corporate event.

Fundamental Transactions. The Series D Certificate of Designations prohibits the Company from entering specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless the Company (or the Company’s successor) assumes in writing all of the Company’s obligations under the of Common Stock, except as provided in the transaction documents in connection with the Series D Securities Purchase Agreement.

Redemption Rights:

Optional Redemption by the Company. At any time, the Company shall have the right to redeem all, or any part pro rata based on the number of the Preferred Shares then held by the Holders, of the Series D Preferred Stock then outstanding (the “Company Optional Redemption Amount”) on the Company Optional Redemption Date (a “Company Optional Redemption”). The Series D Preferred Stock subject to redemption shall be redeemed by the Company in cash at a price (the “Company Optional Redemption Price”) equal to 25% premium on the greater of (i) the Conversion Amount being redeemed as of the Company Optional Redemption Date and (ii) the product of (1) the Series D Conversion Rate with respect to the Conversion Amount being redeemed as of the Company Optional Redemption Date (as defined in the Series D Certificate of Designations) multiplied by (2) the greatest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Company Optional Redemption Notice Date (as defined in the Series D Certificate of Designations) and ending on the Trading Day immediately prior to the date the Company makes the entire payment required to be made.

Voting Rights. The holders of the Series D Preferred Stock have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and are not entitled to call a meeting of such holders for any purpose nor are they entitled to participate in any meeting of the holders of Common Stock, except as provided in the Series D Certificate of Designations (or as otherwise required by applicable law).

Covenants. The Series D Certificate of Designations contains a variety of obligations on the Company’s part not to engage in specified activities, which are typical for transactions of this type. In particular, the Company will not, and will cause the Company’s subsidiaries to not, redeem, repurchase or declare any dividend or distribution on any of its capital stock (other than as required under the Series D Certificate of Designations). In addition, the Company will not issue any preferred stock or issue any other securities that would cause a breach or default under the Series D Certificate of Designations or Series D Warrants.

Ownership Limitation. In no event may any Series D Preferred Stock be converted (or Series D Warrants be exercised) and shares of Common Stock be issued to any holder if after giving effect to the issuance of shares of Common Stock upon such conversion of the Series D Preferred Stock (or exercise of the Series D Warrants), the holder (together with its affiliates, if any) would beneficially own more than 4.99% of the outstanding shares of Common Stock, which we refer to herein as the “Series D PIPE Blocker”. The Series D PIPE Blocker may be raised or lowered to any other percentage not in excess of 9.99% at the option of the applicable holder of the Series D Preferred Stock (or Series D Warrants), except that any raise will only be effective upon 61-days’ prior notice to the Company.

Exchange Right. If the Company or any of its Subsidiaries consummates any Subsequent Placement (as defined in the Series D Securities Purchase Agreement) (other than with respect to Excluded Securities), and a holder elects in writing to the Company to participate in such Subsequent Placement, each such holder may, at the option of such holder as elected in writing to the Company, exchange all, or any part, of the Series D Preferred Stock of such holder into the securities in such Subsequent Placement (with the aggregate amount of such securities to be issued in such exchange equal to such aggregate amount of such securities with a purchase price valued at a 20% premium on the Conversion Amount of the Series D Preferred Stock delivered by such holder in exchange therefor); provided that any such exchange will be subject to all applicable Nasdaq restrictions.

Reservation Requirements. So long as any Series D Preferred Stock remains outstanding, the Company will at all times reserve at least 150% of the number of shares of Common Stock as will from time to time be necessary to effect the conversion of all Series D Preferred Stock then outstanding.

Conditions Precedent to Closing: As set forth in the Series D Securities Purchase Agreement, the obligations of each party to consummate the transactions in connection with the Series D Securities Purchase Agreement are conditioned upon, among other things, customary closing conditions.

Series D Warrants

Exercise Price. The initial exercise price of the Series D Warrants is $184.48 on a post-reverse split basis. The exercise price is subject to adjustment for stock splits, combinations and similar events, and, in the event of stock dividends and splits, the number of shares of Common Stock issuable upon the exercise of the Series D Warrant also will be adjusted so that the aggregate exercise price will be the same immediately before and immediately after any such adjustment.

Exercise Price Adjustments. If on an Adjustment Date (as defined in the Series D Warrants), the exercise price then in effect is greater than the Market Price then in effect (the “Warrant Adjustment Price”), the exercise price will automatically lower to the Warrant Adjustment Price. As used herein, “Market Price” means, with respect to any Adjustment Date, the greater of (x) the Floor Price and (y) the lowest closing price of the Common Stock on the Principal Market on any Trading Day during the five (5) Trading Day period ended on, and including, the Trading Day ended immediately prior to such applicable Adjustment Date (each, a “Market Price Measuring Period”). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such applicable Market Price Measuring Period. Only downward adjustments will be made.

Adjustments for Dilutive Issuances or Variable Price Securities. If and whenever the Company grants, issues or sells (or enters into any agreement to grant, issue or sell), or pursuant to the provisions of the Series D Warrant is deemed to have done any of the foregoing, but excluding any Excluded Securities granted, issued or sold or deemed to have been granted, issued or sold any shares of Common Stock for a consideration price per share (the “Warrant New Issuance Price”) less than a price equal to the exercise price in effect immediately prior to such granting, issuance or sale (the foregoing a “Warrant Dilutive Issuance”), then, immediately after such Warrant Dilutive Issuance, the exercise price then in effect will be reduced to an amount equal to the Warrant New Issuance Price. Notwithstanding the foregoing, prior to receipt of applicable stockholder approval, no such adjustments shall cause the exercise price to be less than the floor price of $184.48 on a post-reverse split basis. As of December 5, 2025, such stockholder approval had been obtained.

Additionally, if the Company grants, issues or sells (or enters into any agreement to grant, issue or sell) securities at a Variable Price (as defined in the Series D Warrants), the warrant holder shall have the right, but not the obligation, in its sole discretion to exercise the Series D Warrants at the Variable Price. Notwithstanding the foregoing, prior to receipt of applicable stockholder approval, no such adjustments shall cause the exercise price to be less than the floor price of $184.48  on a post-reverse split basis. As of December 5, 2025, such stockholder approval had been obtained.

Exercise Period. The Series D Warrants are exercisable beginning on the issuance date and expiring on the third anniversary of the issuance date. The Series D Warrants require “buy-in” payments to be made by us for failure to deliver any shares of Common Stock issuable upon exercise.

Cashless Exercise. If at the time of exercise of the Series D Warrants on or after six months and one day from issuance, there is no effective registration statement registering the shares of the Common Stock underlying the Series D Warrants, such Series D Warrants may be exercised on a cashless basis pursuant to their terms.

Purchase Rights; Participation Rights. If the Company issues options, convertible securities, warrants, shares, or similar securities to holders of the Company shares of the Common Stock, each Series D Warrant holder has the right to acquire the same as if the holder had exercised its Series D Warrant. The holders of the Series D Warrants are entitled to receive any dividends paid or distributions made to the holders of the Company’s shares of Common Stock on an “as if converted” basis.

Fundamental Transactions. The Series D Warrants prohibit the Company from entering into specified fundamental transactions unless the successor entity assumes all of the Company obligations under the Series D Warrants under a written agreement before the transaction is completed. Upon specified corporate events, a Series D Warrant holder will thereafter have the right to receive upon an exercise such shares, securities, cash, assets or any other property whatsoever which the holder would have been entitled to receive upon the happening of the applicable corporate event had the Series D Warrant been exercised immediately prior to the applicable corporate event. When there is a transaction involving specified changes of control, a Series D Warrant holder will have the right to force the Company to repurchase the holder’s Series D Warrant for a purchase price in cash equal to the Black Scholes value, as calculated under the Series D Warrants, of the then unexercised portion of the Series D Warrant.

Series E Preferred Stock

The terms of the Certificate of Designation of Series E Preferred Stock are substantially the same as the terms of the Certificate of Designation of Series D Preferred Stock, except that each Series E Preferred Stock provides for, each at a post-reverse split basis, (i) an initial Conversion Price of $192.88, a (ii) Conversion Floor Price of $192.88 and (iii) a Floor Price of $2.98.

As of August 10, 2026, there are 0 shares of Series E Preferred Stock issued and outstanding.

Series E Warrants

The terms of the Series E Warrants are substantially the same as the terms of the Series D Warrants, except that each Series E Warrant provides for an initial exercise price of $192.88 on a post-reverse split basis.

PIOs

The following is a summary of certain terms and provisions of the preferred investment options (“PIOs”), issued on August 2, 2023, to certain institutional investors.

Duration and Exercise Price. Each PIO will have an exercise price equal to $25,500.00 per share on a post-reverse split basis. The PIOs will be exercisable at any time on or after the date upon the stockholders’ approval of the transaction and have a term of exercise of five (5) years following the date of stockholder approval. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, subsequent rights offerings, pro rate distributions, reorganizations, a Fundamental Transaction (as defined in the PIOs) or similar events affecting our common stock and the exercise price.

Exercisability. The PIOs will be exercisable, at the option of each holder, in whole or in part, by delivering to the Company a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s PIOs to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s PIOs up to 9.99% of the number of shares of the Company’s Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the PIOs.

Cashless Exercise. If, at the time a holder exercises its PIOs, a registration statement registering the resale of the Inducement PIO Shares by the holder under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the PIOs.

Trading Market. There is no established trading market for the PIOs, and the Company does not expect an active trading market to develop. The Company does not intend to apply to list the PIOs on any securities exchange or other trading market. Without a trading market, the liquidity of the PIOs will be extremely limited.

Rights as a Stockholder. Except as otherwise provided in the PIOs or by virtue of the holder’s ownership of shares of the Company’s common stock, such holder of PIOs does not have the rights or privileges of a holder of the Company’s common stock, including any voting rights, until such holder exercises such holder’s PIOs. The PIOs will provide that the holders of the PIOs have the right to participate in distributions or dividends paid on the Company’s shares of common stock.

Waivers and Amendments. The PIOs may be modified or amended or the provisions of the PIOs waived with the Company’s and the holder’s written consent.

Series F Preferred Stock

For the material terms of the Series F Preferred Stock, see “July 2026 PIPE Financing.”

Anti-Takeover Effects of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Some provisions of Delaware law, our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board.

Choice of Forum

Our Amended and Restated Certificate of Incorporation provides that, unless we consent in writing to an alternative forum, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers.

Our Amended and Restated Certificate of Incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, our Amended and Restated Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company. The Transfer Agent’s address is 1 State Street, 30th Floor, New York, New York 10004.

Listing

Our Common Stock is traded on The Nasdaq Capital Market under the trading symbol “ONCO.”

Elimination of Monetary Liability for Officers and Directors

Our Amended and Restated Certificate of Incorporation incorporates certain provisions permitted under the Delaware General Corporation Law (“DGCL”) relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of director’s duty of loyalty or acts or omissions, which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a director’s duty of care. Moreover, these provisions do not apply to claims against a director for certain violations of law, including knowing violations of federal securities law. Our Amended and Restated Certificate of Incorporation also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the DGCL. We believe that these provisions will assist us in attracting and retaining qualified individual to serve as directors.

Indemnification of Officers and Directors

Our Amended and Restated Certificate of Incorporation also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the DGCL. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors. We are also a party to indemnification agreements with each of our directors. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as our directors.

SELLING STOCKHOLDER

The shares of Common Stock being offered by the Selling Stockholder is those issuable to the Selling Stockholder upon conversion of the Series F Preferred Stock. We are registering the shares of Common Stock in order to permit the Selling Stockholder to offer the shares for resale from time to time. Except for the ownership of the Series F Preferred Stock and as discussed herein, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of Common Stock held by the Selling Stockholder. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholder, based on its ownership of shares of Common Stock, Preferred Stock, and other securities of the Company, as of August 10, 2026, assuming conversion of the Series F Preferred Stock held by the Selling Stockholder on that date but taking account of any limitations on conversion set forth therein.

The fourth column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholder and does not take in account any limitations on conversion of the Series F Preferred Stock set forth therein.

In accordance with the terms of a registration rights agreement with the holders of the Series F Preferred Stock, this prospectus generally covers the resale of 150% of the maximum number of shares of Common Stock issued or issuable pursuant to Series F Certificate of Designations, determined as if the outstanding shares of Series F Preferred Stock were converted in full at the floor price in effect, determined as if the shares of Series F Preferred Stock were converted in full (without regard to any limitations on conversion contained therein solely for the purpose of such calculation) at a floor price calculated as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the floor price of the preferred shares may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fifth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

Under the terms of the Series F Certificate of Designations, a Selling Stockholder may not convert the Series F Preferred Stock to the extent (but only to the extent) such Selling Stockholder or any of its affiliates would beneficially own a number of shares of our Common Stock which would exceed 4.99% of the outstanding shares of the Company after giving effect to such conversion (the “Maximum Percentage”). The number of shares in the second column reflects these limitations.

The Selling Stockholders may sell all, some or none of their respective shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of shares of Common Stock Beneficially Owned Prior to Offering	Percentage of shares of Common Stock Beneficially Owned Prior to Offering (1)	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Beneficially Owned After Offering	Percentage of shares of Common Stock Beneficially Owned After Offering(1)
Seven Knots LLC(2)	207,410	4.99%	100,000,000	5,459,488	4.99%

(1)	Applicable percentage ownership is based on 3,949,107 shares of our Common Stock outstanding as of August 10, 2026 and 103,949,107 shares of our Common Stock outstanding after this offering.

(2)

Represents the number of shares of Common Stock beneficially owned by this Selling Stockholder as of August 10, 2026 after giving effect to the Maximum Percentage. Without regard to the Maximum Percentage, this Selling Stockholder would beneficially own an aggregate of 87,703,660 shares of Common Stock, consisting of (i) 38,714,037 shares of Common Stock underlying the Series F Preferred Stock, convertible at a Conversion Price of $0.9767 per share, all of which shares are being registered hereunder, (ii) 46,974,822 shares of Common Stock underlying the Series D Preferred Stock, convertible at an Alternate Conversion Price of $0.5322 per share, none of which shares are being registered for resale under this prospectus, (iii) 355,442 shares issuable upon exercise of Series D Warrants, none of which shares are being registered for resale under this prospectus, (iv) 1,659,338 shares of Common Stock underlying the Series C Preferred Stock, convertible at a Conversion Price of $1.2053 per share, none of which shares are being registered for resale under this prospectus, and (v) 21 shares issuable upon exercise of Series C Warrants, none of which shares are being registered for resale under this prospectus. Marissa Welner, the Manager of Seven Knots, LLC, holds voting and, as such, are excluded from such holder’s dispositive power over the shares of Common Stock held by this Selling Stockholder. Ms. Welner disclaims any beneficial ownership of these shares. The business address of Seven Knots, LLC is 415 N Benton Avenue, Helena, MT 59601.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issuable upon conversion of the Series F Preferred Stock to permit the resale of these shares of Common Stock by the Selling Stockholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholder of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The Selling Stockholder may sell all or a portion of the shares of Common Stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the Selling Stockholder may transfer the shares of Common Stock by other means not described in this prospectus. If the Selling Stockholder effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholder may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholder may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Stockholder may pledge or grant a security interest in some or all of the Series F Preferred Stock or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholder to include the pledgee, transferee or other successors in interest as Selling Stockholder under this prospectus. The Selling Stockholder also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Stockholder and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, estimated to be $106,648 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholder against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the Selling Stockholder will be entitled to contribution. We may be indemnified by the Selling Stockholder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

EXPERTS

The audited financial statements of Onconetix, Inc incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Moritt Hock & Hamroff LLP, Garden City, New York, will pass upon the validity of the securities offered hereby.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.onconetix.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated, and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 000-52994) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of the initial registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of the securities under the registration statement is terminated or completed:

(i)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on March 13, 2026;

(ii)	our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2026, as filed with the SEC on May 13, 2026;

(iii)	Current Reports on Form 8-K filed on each of February 12, 2026, March 24, 2026, March 25, 2026, March 27, 2026, April 24, 2026, May 4, 2026, May 14, 2026, May 19, 2026 and July 29, 2026; and

(iv)	the description of our securities registered under Section 12 of the Exchange Act as filed as Exhibit 4.2 on our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 13, 2026.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Onconetix, Inc.
201 E. Fifth Street, Suite 1900
Cincinnati, Ohio 45202
(513) 620-4101

You may also access the documents incorporated by reference in this prospectus through our website at www.onconetix.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part. The information contained on our website is not part of this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Set forth below are estimates (except in the case of SEC registration fees) of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the offered securities, other than underwriting discounts and commissions.

SEC registration fee	$11,048.00
Accounting services	$20,600.00
Legal fees	$75,000.00	*
Total	$106,648.00

*	Estimated

Item 14. Indemnification of Directors and Officers.

Section 145 of the DGCL inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. We maintain policies insuring our officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

Article 6 of the bylaws of the Company contains provisions which are designed to provide mandatory indemnification of directors and officers of the Company to the full extent permitted by law, as now in effect or later amended. The bylaws further provide that, if and to the extent required by the DGCL, an advance payment of expenses to a director or officer of the Company that is entitled to indemnification will only be made upon delivery to the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification.

Item 16. Exhibits and Financial Statement Schedules.

		Incorporated by Reference
Exhibit No.	Description	Form	Exhibit	Filing Date
2.1	Share Exchange Agreement, dated February 11, 2026, by and among Onconetix, Inc., Realbotix, LLC, Realbotix Corp, and Simulacra Corporation.†	8-K	2.1	February 12, 2026
3.1	Amended and Restated Certificate of Incorporation filed with Delaware Secretary of State dated February 23, 2022.	8-K	3.1	February 24, 2022
3.2	Certificate of Amendment to the Company’s Second Amended and Restated Certificate of Incorporation dated April 21, 2023	8-K	3.1	April 24, 2023
3.3	Certificate of Amendment to the Company’s Second Amended and Restated Certificate of Incorporation dated December 15, 2023.	8-K	3.1	December 21, 2023
3.4	Fourth Amended and Restated Bylaws of the Company dated December 1 2023	8-K	3.2	December 21, 2023
3.5	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of Onconetix, Inc. dated September 24, 2024.	8-K	3.1	September 24, 2024
3.6	Form of Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of Onconetix, Inc., dated June 11, 2025	8-K	3.1	June 11, 2025
3.7	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of Onconetix, Inc. dated March 25, 2026	8-K	3.1	March 27, 2026
3.8	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of Onconetix, Inc. dated May 20, 2026	8-K	3.1	May 19, 2026
4.1	Specimen Common Stock Certificate.	S-1	4.1	October 8, 2021
4.2	Description of Registered Securities.	10-K	4.2	April 11, 2024
4.3	Form of Inducement PIO.	8-K	4.1	July 11, 2024
4.4	Form of Warrant.(Series C)	8-K	4.1	October 3, 2024
4.5	Form of Warrant.(Series D)	8-K	4.1	September 26, 2025
4.6	Form of Warrant.(Series E)	8-K	4.1	October 3, 2025
4.7	Certification of Designation of Series C Preferred Stock.	8-K	3.1	October 3, 2024
4.8	Certification of Designation of Series D Preferred Stock.	8-K	3.1	September 26, 2025
4.9	Certification of Designation of Series E Preferred Stock.	8-K	3.1	October 3, 2025
4.10	Certification of Designation of Series F Preferred Stock.	8-K	3.1	July 29, 2026
5.1*	Opinion of Moritt Hock & Hamroff LLP as to the legality of the securities being registered.
10.1	2019 Equity Incentive Plan.	S-1	10.1	October 8, 2021
10.2	2022 Equity Incentive Plan.	S-1/A	10.2	January 6, 2022
10.3	2019 Equity Incentive Plan Form of Stock Option Grant Agreement.	S-1	10.3	October 8, 2021
10.4	2022 Equity Incentive Plan Form of Incentive Stock Option Agreement (Employee).	S-1/A	10.4	January 6, 2022
10.5	2022 Equity Incentive Plan Form of Nonstatutory Stock Option Agreement (Consultant).	S-1/A	10.5	January 6, 2022
10.6	2022 Equity Incentive Plan Form of Nonstatutory Stock Option Agreement (Non-Employee Director).	S-1/A	10.6	January 6, 2022
10.7	2022 Equity Incentive Plan Form of Nonstatutory Stock Option Agreement (Employee).	S-1/A	10.7	January 6, 2022
10.8	Lease Agreement, dated as of April 29, 2021, between the Registrant and Regus Management Group, LLC.	S-1	10.11	October 8, 2021
10.9	General Release of Claims, dated October 5, 2023, by and between Jon Garfield and the Company.	8-K	99.1	October 10, 2023
10.10	Release, dated January 10, 2024, by and between the Company and Dr. Neil Campbell.	8-K	99.1	January 12, 2024
10.11	Form of Indemnification Agreement for Directors and Officers.	8-K	10.3	October 10, 2023

10.12	Form of Amendment, dated October 5, 2023, to Asset Purchase Agreement, dated June 13, 2023, by and among WraSer, Xspire, Legacy-Xspire Holdings, LLC, and the Company.	10-Q	10.14	October 20, 2023
10.13†#	Exclusive Distribution Agreement, dated September 20, 2023, between the Company and Cardinal Health 105, LLC.	10-Q	10.6	November 17, 2023
10.14	Form of Lock-Up Agreement, dated December 15, 2023, by and among the Company and certain stockholders of Proteomedix.	8-K	10.1	December 21, 2023
10.15	Form of Non-Competition and Non-Solicitation Agreement, dated December 15, 2023, by and among the Company and certain stockholders of Proteomedix.	8-K	10.2	December 21, 2023
10.16	Form of Stockholder Support Agreement, dated December 15, 2023, by and among the Company, Proteomedix, and certain stockholders of Proteomedix	8-K	10.3	December 21, 2023
10.17	Form of Subscription Agreement, dated December 15, 2023, by and among the Company, Proteomedix, and the PMX Investor.	8-K	10.4	December 21, 2023
10.18	Separation Agreement, dated January 17, 2024, between the Company and Erin Henderson.	8-K	10.1	January 19, 2024
10.19	Consulting Agreement, dated January 17, 2024, between the Company and The Aetos Group.	8-K	10.2	January 19, 2024
10.20	Debenture, dated January 23, 2024 issued to the PMX Investor	8-K	10.1	January 29, 2024
10.21	Consulting Agreement, dated January 4, 2024, by and between the Company and Thomas Meier.	8-K	10.1	February 12, 2024
10.22	License Agreement, dated March 27, 2023, between Proteomedix and Laboratory Corporation of America Holdings.	10-K	10.55	April 11, 2024
10.23	Forbearance Agreement, dated April 24, 2024, by and between the Company and Veru Inc.	8-K	10.1	April 26, 2024
10.24	Master Research Services Agreement, dated October 1, 2022, by and between Proteomedix AG and Immunovia, AB	S-1/A	10.60	June 25, 2024
10.25	Collaboration Agreement, dated July 19, 2021, by and between Proteomedix AG and New Horizon Health Limited	S-1/A	10.61	June 25, 2024
10.26	Amendment No. 1, dated June 26, 2023, to Collaboration Agreement, dated July 19, 2021, by and between Proteomedix AG and New Horizon Health Limited	S-1/A	10.62	June 25, 2024
10.27	Release Agreement, dated June 10, 2024, between the Company and Bruce Harmon.	8-K	99.1	June 13, 2024
10.28	Consulting Agreement, dated June 10, 2024, between the Company and Karina Fedasz.	8-K/A	10.1	June 14, 2024
10.29	Form of Inducement Letter	8-K	10.1	July 11, 2024
10.30	Amended and Restated Forbearance Agreement between the Company and Veru, dated September 19, 2024	8-K	10.1	September 20, 2024
10.31	Form of Securities Purchase Agreement dated October 2, 2024 relating to the sale of the Series C Preferred Stock and Warrants	8-K	10.1	October 3, 2024
10.32	Form of Registration Rights Agreement dated as of October 2, 2024 relating to the resale of the shares of Common Stock underlying the Series C Preferred Stock and Warrants	8-K	10.2	October 3, 2024
10.33	2024 ELOC Purchase Agreement dated October 2, 2024	S-1	10.45	December 11, 2024
10.34	ELOC Registration Rights Agreement dated October 2, 2024	S-1	10.46	December 11, 2024
10.35	Waiver and Amendment No. 1 to Forbearance Agreement, dated November 26, 2024, between the Company and Veru	8-K	10.1	December 3, 2024
10.36	Settlement Agreement and Release, dated September 22, 2025, by and between the Company and Veru, Inc.	8-K	10.3	September 26, 2025
10.37	Form of Termination Agreement effective as of September 24, 2025, by and between the Company and Ocuvex Therapeutics, Inc.	8-K	10.4	September 26, 2025
10.38	Note, dated February 12, 2025	8-K	10.1	February 18, 2025
10.39	Consulting Agreement, dated February 28, 2025, between the Company and James Sapirstein	8-K	99.1	February 28, 2025
10.40	Note, dated May 16, 2025	8-K	10.1	May 22, 2025

10.41	Note, dated June 5, 2025	8-K	10.1	June 11, 2025
10.42	Form of Company Support Agreement, dated July 16, 2025, by and among Parent, the Company and certain Company stockholders.	8-K	10.2	July 16, 2025
10.43	Form of Conversion Price Reduction Consent	8-K	10.3	July 16, 2025
10.44	Promissory Note, dated August 6, 2025, by and between Keystone Capital Partners, LLC and the Company	8-K	10.1	August 12, 2025
10.45	Amended and Restated Promissory Note, dated August 7, 2025, by and between Veru, Inc. and the Company	8-K	10.2	August 12, 2025
10.46	Promissory Note, dated August 28, 2025, by and between Keystone Capital Partners, LLC and the Company	8-K	10.1	September 4, 2025
10.47	Promissory Note, dated August 28, 2025, by and between KCP Fund I, LLC and the Company	8-K	10.2	September 4, 2025
10.48	Second Amended and Restated Promissory Note, dated August 28, 2025, by and between Veru, Inc. and the Company	8-K	10.3	September 4, 2025
10.49	Waiver, dated August 28, 2025, by and between Veru, Inc. and the Company	8-K	10.4	September 4, 2025
10.50	License Agreement, dated September 17, 2025, by and between Immunovia AB and Proteomedix AG	8-K	10.1	September 22, 2025
10.51	Form of Securities Purchase Agreement dated September 22, 2025 relating to the sale of the Series D Preferred Stock and Warrants	8-K	10.1	September 26, 2025
10.52	Form of Registration Rights Agreement dated as of September 22, 2025 relating to the resale of the shares of Common Stock underlying the Series D Preferred Stock and Warrants	8-K	10.2	September 26, 2025
10.53	Form of Securities Purchase Agreement dated October 1, 2025 relating to the sale of the Series E Preferred Stock and Warrants	8-K	10.1	October 3, 2025
10.54	Form of Registration Rights Agreement dated as of October 1, 2025 relating to the resale of the shares of Common Stock underlying the Series E Preferred Stock and Warrants	8-K	10.2	October 3, 2025
10.55	First Amendment to License Agreement between Proteomedix AG and Laboratory Corporation of America Holdings, dated December 6, 2025#	8-K	10.1	December 10, 2025
10.56#	Employment Agreement, dated March 18, 2026, between the Company and Mr. David White#	8-K	10.1	March 25, 2026
10.57	Form of Securities Purchase Agreement dated July 28, 2026 relating to the sale of the Series F Preferred Stock	8-K	10.1	July 29, 2026
10.58	Form of Registration Rights Agreement dated as of July 28, 2026 relating to the resale of the shares of Common Stock underlying the Series F Preferred Stock	8-K	10.2	July 29, 2026
10.59	Form of ELOC Purchase Agreement dated July 28, 2026	8-K	10.3	July 29, 2026
10.60	Form of ELOC Registration Rights Agreement dated July 28, 2026	8-K	10.4	July 29, 2026
21	List of Subsidiaries.	10-K	21	March 13, 2026
23.1*	Consent of MaloneBailey LLP
23.2*	Consent of Moritt Hock & Hamroff LLP (included as part of Exhibit 5.1 hereto).
24*	Power of Attorney
107*	Filing Fee Table.

*	Filed herewith.

†	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

#	Certain portions of this exhibit (indicated by “[*]” have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K as we have determined they (1) are not material and (2) are the type that the Company treats as private or confidential. The Registrant hereby agrees to furnish a copy of any omitted portion to the SEC upon request.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, Ohio, on August 11, 2026.

ONCONETIX, INC.

By:	/s/ David A. White
Name:	David A. White
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints David A. White as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 increasing the number of shares for which registration is sought, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this registration statement as such attorney-in-fact and agent so acting deem appropriate, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to the offering of securities contemplated by this registration statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David A. White	Chief Executive Officer	August 11, 2026
David A. White	(Principal Executive Officer)

/s/ Karina M. Fedasz	Interim Chief Financial Officer	August 11, 2026
Karina M. Fedasz	(Principal Financial and Accounting Officer)

/s/ Sammy Dorf	Chairman of the Board and Director	August 11, 2026
Sammy Dorf

/s/ Sarah Romano	Director	August 11, 2026
Sarah Romano

/s/ Josh Epstein	Director	August 11, 2026
Josh Epstein